SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No. )

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OMEROS CORPORATION

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April 25, 2017

Dear Fellow Shareholder:

You are cordially invited to attend the 2017 Annual Meeting of Shareholders of Omeros Corporation. The meeting will be held at the World Trade Center Seattle located at 2200 Alaskan Way, Suite 410, Seattle, Washington 98121, on Friday June 16, 2017, at 10:00 a.m. local time.

The attached Notice of Annual Meeting of Shareholders and Proxy Statement contain details of the business to be conducted at the annual meeting.

Whether or not you attend the annual meeting, it is important that your shares be represented and voted. Therefore, please vote as soon as possible by telephone, via the Internet or by completing and mailing the enclosed proxy card. Voting by any of these methods will ensure your representation at the annual meeting. If you decide to attend the annual meeting, you will be able to vote in person even if you have previously submitted your proxy.

On behalf of our board of directors, I would like to express our appreciation for your continued support of Omeros. We look forward to seeing you at the annual meeting.

Sincerely,

GREGORY A. DEMOPULOS, M.D. Chairman and CEO

OMEROS CORPORATION

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON JUNE 16, 2017

April 25, 2017

To our Shareholders:

We cordially invite you to the 2017 Annual Meeting of Shareholders, or the 2017 Annual Meeting, of Omeros Corporation, a Washington corporation, to be held on Friday June 16, 2017, at 10:00 a.m. local time at the World Trade Center Seattle, 2200 Alaskan Way, Suite 410, Seattle, Washington 98121, for the following purposes:

(1)	to elect the two Class II director nominees named in this proxy statement to the board of directors, each to serve until the 2020 Annual Meeting of Shareholders;
(2)	to approve an advisory resolution on executive compensation;
(3)	to conduct an advisory vote on the frequency of future advisory votes on executive compensation;
(4)	to approve the Omeros Corporation 2017 Omnibus Incentive Compensation Plan;
(5)	to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017; and
(6)	to transact such other business as may properly come before the 2017 Annual Meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the proxy statement accompanying this notice.

Shareholders of record at the close of business on April 12, 2017 will be entitled to vote at the 2017 Annual Meeting and at any adjournment or postponement of the meeting.

The proxy statement accompanying this notice is being issued in connection with the solicitation by the board of directors of a proxy on the enclosed form of proxy card for use at the 2017 Annual Meeting.

We look forward to seeing you at the 2017 Annual Meeting.

By Order of the Board of Directors,

Marcia S. Kelbon Vice President, Patent General Counsel and Secretary

YOUR VOTE IS IMPORTANT

Whether or not you plan to attend the 2017 Annual Meeting, we encourage you to vote in advance of the meeting to assure your representation at the meeting. You may vote prior to the 2017 Annual Meeting by mailing the proxy card in the enclosed postage-prepaid envelope, by telephone or via the Internet in accordance with the instructions on your proxy card. Even if you vote in advance of the 2017 Annual Meeting, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the 2017 Annual Meeting, you must obtain from the record holder a proxy card issued in your name.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2017 ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON JUNE 16, 2017

The proxy statement and the 2016 Annual Report to Shareholders are available at: www.edocumentview.com/OMER.

OMEROS CORPORATION

The Omeros Building

201 Elliott Avenue West

Seattle, Washington 98119

PROXY STATEMENT FOR 2017 ANNUAL MEETING OF SHAREHOLDERS

INFORMATION CONCERNING PROXY SOLICITATION, VOTING AND THE MEETING

General

The enclosed proxy is solicited on behalf of the board of directors of Omeros Corporation for use at the 2017 Annual Meeting of Shareholders, or the 2017 Annual Meeting, of Omeros Corporation to be held on Friday, June 16, 2017 at 10:00 a.m., local time, or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Shareholders. The 2017 Annual Meeting will be held at the World Trade Center Seattle, 2200 Alaskan Way, Suite 410, Seattle, Washington 98121.

This proxy statement, the enclosed proxy and the 2016 Annual Report to Shareholders, which includes audited financial statements as of and for the year ended December 31, 2016, were mailed on or about April 25, 2017 to all shareholders entitled to vote at the 2017 Annual Meeting.

Record Date and Quorum

Shareholders of record at the close of business on April 12, 2017, which we refer to as the record date, are entitled to notice of and to vote their shares at the 2017 Annual Meeting. At the record date, 43,938,655 shares of Omeros’ common stock, $0.01 par value per share, were issued and outstanding. Holders of shares of common stock are entitled to cast one vote per share on all matters to be voted upon at the 2017 Annual Meeting. The presence in person or by proxy of the holders of record of a majority of the outstanding shares of common stock entitled to vote is required to constitute a quorum for the transaction of business at the 2017 Annual Meeting.

Abstentions and broker non-votes (which occur when a broker indicates on a proxy card that it is not voting on a matter) are considered shares present at the 2017 Annual Meeting for the purpose of determining a quorum. The inspector of elections, Computershare Inc., will determine whether or not a quorum is present at the 2017 Annual Meeting.

Proposals at the 2017 Annual Meeting

Shareholders are being asked to vote on the following proposals:

•	Proposal 1. The election of the two Class II director nominees named in this proxy statement to the board of directors, each to serve until our 2020 Annual Meeting of Shareholders;
•	Proposal 2. The approval of an advisory resolution on executive compensation;
•	Proposal 3. An advisory vote on the frequency of future advisory votes on executive compensation;
•	Proposal 4. The approval of the Omeros Corporation 2017 Omnibus Incentive Compensation Plan;
•	Proposal 5. The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017; and
•	Any other business that may properly come before the 2017 Annual Meeting or any adjournment or postponement of the meeting.

Our board of directors recommends you vote:

•	FOR the election of each of the Class II director nominees named in this proxy statement;
•	FOR the approval of the advisory resolution on executive compensation;
•	For THREE YEARS as the frequency of future advisory votes on executive compensation;
•	FOR the approval of the Omeros Corporation 2017 Omnibus Incentive Compensation Plan; and
•	FOR the ratification of the appointment of Ernst & Young as our independent registered public accounting firm for the fiscal year ending December 31, 2017.

Votes Required

Proposal 1: Election of Directors

The two candidates for director who receive the highest number of affirmative votes will be elected. Shareholders are not entitled to cumulate votes for the election of directors.

Proposal 2: Approval of Advisory Resolution on Executive Compensation

We are asking shareholders to approve a non-binding advisory resolution with respect to the compensation of our named executive officers as described in this proxy statement. We will consider this proposal to be approved if the number of votes cast in favor of this proposal exceeds the number of votes cast against the proposal. Although the vote is non-binding, the board of directors values shareholders’ opinions and the compensation committee will consider the outcome of this advisory vote when making future executive compensation decisions.

Proposal 3: Advisory Vote on Frequency of Future Advisory Votes on Executive Compensation

We are seeking a non-binding advisory vote from our shareholders regarding the frequency (every one, two or three years) of future advisory votes with respect to the compensation of our named executive officers. We will consider the alternative receiving the greatest number of votes – one year, two years, or three years – to be the frequency that shareholders approve. Although the vote on this proposal is non-binding, the board of directors will consider the outcome of this advisory vote when making its determination with respect to the frequency of future advisory votes on the compensation of our named executive officers.

Proposal 4: Omeros Corporation 2017 Omnibus Incentive Compensation Plan

Approval of the Omeros Corporation 2017 Omnibus Incentive Compensation Plan will occur if the number of votes cast in favor of this proposal exceeds the number of votes cast against this proposal.

Proposal 5: Ratification of Appointment of Independent Registered Public Accounting Firm

Ratification of the appointment of Ernst & Young as our independent registered public accounting firm will occur if the number of votes cast in favor of this proposal exceeds the number of votes cast against this proposal.

Abstentions and Broker Non-Votes

Abstentions will not be counted as votes cast for or against any of the proposals. Accordingly, abstentions will not affect (i) the determination of the directors who have received the highest number of affirmative votes, (ii) whether the votes cast in favor of Proposals 2, 4 or 5 exceed those cast against the proposal or (iii) the determination of the frequency of future advisory votes with respect to the compensation of our named executive officers.

Brokers and other intermediaries who hold shares for the accounts of their clients may vote such shares either as directed by their clients or, in the case of “uninstructed shares,” in their own discretion if permitted by the stock exchange or other organization of which they are members. Certain types of proposals are considered “non-discretionary” under stock exchange regulations, however, and brokers who have received no instructions from their clients do not have discretion to vote such uninstructed shares on those items. Uninstructed shares for which brokers or other intermediaries lack voting discretion are referred to as “broker non-votes.” If your shares are held by a broker on your behalf and you do not instruct the broker as to how to vote your shares on Proposals 1, 2, 3 or 4, the broker may not exercise discretion to vote on these proposals. Broker non-votes will not be counted as votes cast with respect to these proposals. With respect to Proposal 5, the ratification of our independent registered public accounting firm for the fiscal year ending December 31, 2017, brokers may exercise discretion to vote for or against that proposal in the absence of your instruction. Brokers will have similar discretion to vote on any other routine proposals that are brought before the 2017 Annual Meeting.

How to Vote

If your shares are registered directly in your name with our transfer agent, Computershare Inc., you are considered the registered shareholder of those shares. Registered shareholders may cast their vote by:

(1)	signing, dating and promptly mailing the proxy card in the enclosed postage-paid envelope;
(2)	calling 1-800-652-VOTE (8683) using a touch-tone telephone;

(3)	accessing the Internet website www.envisionreports.com/OMER; or
(4)	completing a ballot at the 2017 Annual Meeting.

If your shares are held in the name of a brokerage firm or bank or other similar organization, you are considered the beneficial shareholder with respect to those shares. If you are a beneficial shareholder, please refer to your proxy card or the information forwarded by your broker, bank or other holder of record to see what options are available to you to cast your vote. A beneficial shareholder may not vote shares in person at the 2017 Annual Meeting unless he or she obtains a “legal proxy” from the broker, bank or other holder of record that holds his or her shares.

Whether or not you plan to attend the 2017 Annual Meeting, we encourage you to vote in advance of the meeting to assure your representation at the meeting. Votes cast by proxy or in person at the 2017 Annual Meeting will be tabulated by the inspector of elections appointed for the meeting.

Revoking a Proxy

A registered shareholder can revoke his or her proxy before the time of voting at the 2017 Annual Meeting by any of the following:

(1)	mailing a revised proxy card dated later than the prior proxy card;
(2)	submitting a new vote by telephone;
(3)	submitting a new vote via the Internet;
(4)	voting in person at the 2017 Annual Meeting; or
(5)	notifying our corporate secretary in writing that he or she is revoking the proxy. The revocation must be received before the start of the 2017 Annual Meeting to be effective.

Any beneficial shareholder may change or revoke his or her voting instructions by contacting the broker, bank or other nominee holding the shares or by obtaining a proxy from such institution and voting in person at the 2017 Annual Meeting.

Attending the 2017 Annual Meeting

Only shareholders as of the close of business on April 12, 2017 (the record date), or holders of a valid proxy for the meeting, are entitled to attend the 2017 Annual Meeting. In order to gain admittance to the meeting, you may be asked to present photo identification, such as a driver’s license or passport, and proof of stock ownership as of the record date, such as a brokerage statement or letter from a bank or broker indicating beneficial ownership on the record date. We will be unable to admit anyone who does not present acceptable identification or ownership information upon request or refuses to comply with our admittance and security procedures. The use of cameras, recording devices and other electronic devices is prohibited at the meeting.

How to Obtain Directions to Attend the 2017 Annual Meeting

The 2017 Annual Meeting will be held on Friday, June 16, 2017, at 10:00 a.m., local time, at the World Trade Center Seattle, 2200 Alaskan Way, Suite 410, Seattle, Washington 98121. If you need directions to the meeting, please call Omeros’ investor relations department at (206) 676-5000. Information on how to vote in person at the 2017 Annual Meeting is discussed above.

Proxy Solicitation

This proxy statement is furnished in connection with the solicitation of your vote by the board of directors. We pay the costs of soliciting proxies from our shareholders. We may reimburse brokerage firms and other persons representing beneficial shareholders for their expenses in forwarding the voting materials to the beneficial shareholders. Directors, officers and regular employees may solicit proxies on our behalf personally, by telephone or by other electronic means without additional compensation. We also have retained Georgeson Inc. for a fee of $10,000 to assist us in the solicitation of proxies, plus customary costs and expenses.

“Householding” of Proxy Materials

A copy of our 2016 Annual Report to Shareholders, including our 2016 Annual Report on Form 10-K, accompanies this proxy statement. If you are a beneficial shareholder, your bank or broker may deliver a single proxy statement and 2016 Annual Report to Shareholders, along with individual proxy cards or voting instruction forms, to any household at which two or more beneficial shareholders reside unless you have provided instructions to the contrary. This procedure, referred to as householding, reduces the volume of duplicate materials shareholders receive and reduces mailing expenses. If you would like to revoke your consent to householding and in the future receive your own set of proxy materials, or if your household is currently receiving multiple copies of the same items and you would like in the future to receive only a single copy at your address, you should contact your bank, broker or other nominee. Alternatively, you may also contact our corporate secretary at (206) 676-5000 or send a written request to our corporate secretary at The Omeros Building, 201 Elliott Avenue West, Seattle, Washington 98119 to revoke your consent to householding or to receive a separate proxy statement and 2016 Annual Report to Shareholders.

Shareholder Proposals for 2018 Annual Meeting

Under Rule 14a-8 under the Securities Exchange Act of 1934, or the Exchange Act, we must receive shareholder proposals intended for inclusion in our proxy statement for our 2018 Annual Meeting of Shareholders, or the 2018 Annual Meeting, at our principal executive offices at The Omeros Building, 201 Elliott Avenue West, Seattle, Washington 98119, by the close of business on December 26, 2017. However, if the date of the 2018 Annual Meeting changes by more than 30 days from the date of the 2017 Annual Meeting, notice by a shareholder of a proposal must be received a reasonable time before we begin to print and send the proxy materials for the 2018 Annual Meeting.

We must receive shareholder proposals submitted for consideration at the 2018 Annual Meeting, but not for inclusion in our proxy statement for the 2018 Annual Meeting under Exchange Act Rule 14a-8, and director nominations at our principal executive offices at The Omeros Building, 201 Elliott Avenue West, Seattle, Washington 98119, by the close of business on December 26, 2017. However, if the date of the 2018 Annual Meeting changes by more than 30 days from the date of the 2017 Annual Meeting, notice by a shareholder of a proposal or a director nomination must be received no later than the close of business on the later of (1) 120 calendar days in advance of the 2018 Annual Meeting and (2) 10 calendar days following the date on which public announcement of the date of the 2018 Annual Meeting is first made.

In addition, notice of any shareholder proposal or director nomination must be given in accordance with our bylaws and the applicable requirements of Rule 14a-8 under the Exchange Act. If a shareholder fails to give notice of a proposal as required by our bylaws or other applicable requirements, then the proposal will not be included in the proxy statement for the 2018 Annual Meeting and the shareholder will not be permitted to present the proposal for a vote at the 2018 Annual Meeting.

PROPOSAL 1 — ELECTION OF DIRECTORS

In accordance with our bylaws, our board of directors has set its size at seven members. Our board is divided into three classes serving staggered three-year terms. The terms of our directors will expire as set forth in the following table:

Omeros Board of Directors	Term Expires
Class II Directors
Thomas J. Cable	2017
Peter A. Demopulos, M.D., FACC, FSCAI	2017
Class III Directors
Gregory A. Demopulos, M.D.	2018
Leroy E. Hood, M.D., Ph.D.	2018
Class I Directors
Ray Aspiri	2019
Arnold C. Hanish	2019
Rajiv Shah, M.D.	2019

Following the recommendation of the nominating and governance committee, our board of directors has nominated both of our current Class II directors for election at the 2017 Annual Meeting. If elected, both of Mr. Cable and Dr. Peter Demopulos would serve until the 2020 Annual Meeting of Shareholders and until his successor is duly elected and qualified, or until his earlier death, resignation or removal.

Nominees for Election as Class II Directors

Set forth below is biographical information for each person nominated for election at the 2017 Annual Meeting for a term expiring at the 2020 Annual Meeting of Shareholders.

Thomas J. Cable, age 77, has served on our board of directors since January 1995. He has also served on our audit committee since January 1995 and on our compensation committee since December 2007. In addition, Mr. Cable has served as chairman of our nominating and governance committee since September 2009. Mr. Cable is the vice chairman of the board of the Washington Research Foundation, a technology transfer and early stage venture capital organization affiliated with the University of Washington, which he co-founded in 1980. Mr. Cable also founded Cable & Howse Ventures, a venture capital firm, and Cable, Howse & Ragen, an investment banking firm, and co-founded Montgomery Securities, an investment banking firm acquired by Bank of America. A former U.S. Navy submarine officer, Mr. Cable received his M.B.A. from the Stanford Graduate School of Business and his B.A. from Harvard University. Our nominating and governance committee has concluded that Mr. Cable should continue to serve on the board of directors based on his knowledge and experience in finance, investment banking, technology development and product commercialization, as well as his knowledge of Omeros and our industry.

Peter A. Demopulos, M.D., FACC, FSCAI, age 63, has served on our board of directors since January 1995. Dr. Demopulos is a practicing board-certified general and interventional cardiologist at Seattle Cardiology, part of the Swedish Heart & Vascular Institute. He has been a member of Seattle Cardiology since 2005, also serving as its Medical Director from 2005 to 2010. Dr. Demopulos is also a clinical assistant professor of cardiology at the University of Washington School of Medicine, a position that he has held since 1989. He participates as an investigator in clinical trials evaluating interventional cardiology devices and drug therapies at Seattle Cardiovascular Research and Swedish Cardiovascular Research. Dr. Demopulos received his M.D. from the Stanford University School of Medicine and his B.S. from Stanford University. Our nominating and governance committee has concluded that Dr. Demopulos should continue to serve on the board of directors based on his medical and scientific expertise, his experience as a clinical investigator in relevant therapeutic areas and his experience with clinical development and trial design, as well as his knowledge of Omeros and our industry. Dr. Demopulos is the brother of Gregory A. Demopulos, M.D., our president and chief executive officer and the chairman of our board of directors.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS

VOTE FOR EACH OF THE NOMINEES NAMED ABOVE

Class III Directors — Continuing in Office until the 2018 Annual Meeting of Shareholders

Gregory A. Demopulos, M.D., age 58, founded our company and has served as our president, chief executive officer and chairman of the board of directors since June 1994. He also served as our chief financial officer and treasurer from January 2009 to October 2013 in an interim capacity and as our chief medical officer from June 1994 to March 2010. Prior to founding Omeros, Dr. Demopulos completed his residency in orthopedic surgery at Stanford University and his fellowship training in hand and microvascular surgery at Duke University. Dr. Demopulos currently serves on the board of trustees of the Smead Funds Trust, an open-end mutual fund company registered under the Investment Company Act of 1940. His non-profit service includes the Seattle Community Development Round Table and the Northwest NeuroNeighborhood board of directors. Dr. Demopulos received his M.D. from the Stanford University School of Medicine and his B.S. from Stanford University. Our nominating and governance committee has concluded that Dr. Demopulos should continue to serve on the board of directors based on his position and experience as our chief executive officer and his medical and scientific expertise, experience with clinical development and design and knowledge of our operations and development programs. Dr. Demopulos is the brother of Peter A. Demopulos, M.D., a member of our board of directors.

Leroy E. Hood, M.D., Ph.D., age 78, has served on our board of directors since March 2001. He also has served on our nominating and governance committee since September 2009 and on our compensation committee since July 2011. Dr. Hood previously served as a member of our audit committee from September 2009 to December 2009 and from June 2012 to September 2012. Dr. Hood is the president of the Institute for Systems Biology, a non-profit research institute dedicated to the study and application of systems biology, which he co-founded in 2000, and has served as senior vice president and chief science officer of Providence Health & Services, a multi-state, not-for-profit health system, since April 2016. Previously, Dr. Hood was founder and chairman of the Department of Molecular Biotechnology at the University of Washington School of Medicine. Dr. Hood also co-founded Amgen, Inc., Applied Biosystems, Inc., Darwin Molecular Technologies, Inc., Rosetta Inpharmatics, Inc. and SyStemix, Inc. Dr. Hood is a member of the National Academy of Sciences, the American Philosophical Society, the American Association of Arts and Sciences, the Institute of Medicine and the National Academy of Engineering. Dr. Hood received his Ph.D. and B.S. from the California Institute of Technology and his M.D. from The Johns Hopkins School of Medicine. Our nominating and governance committee has concluded that Dr. Hood should continue to serve on the board of directors based on his scientific expertise in drug discovery and development and experience in founding and building biotechnology and pharmaceutical companies.

Class I Directors — Continuing in Office until the 2019 Annual Meeting of Shareholders

Ray Aspiri, age 80, has served on our board of directors since January 1995 and previously served as our treasurer from January 1999 to September 2007. Mr. Aspiri has also served as chairman of our compensation committee since January 1995 and as a member of our nominating and governance and audit committees since September 2009 and July 2011, respectively. From his founding of the company in 1997 until its sale in December 2012, Mr. Aspiri served as the chairman of the board of Tempress Technologies, Inc., a privately held research and development company that specialized in high-pressure fluid dynamics for the oil and gas industry. From 1980 to 1997, Mr. Aspiri served as the chairman of the board and chief executive officer of Tempress, Inc., a privately held company specializing in products for the truck, marine and sporting goods industries. Our nominating and governance committee has concluded that Mr. Aspiri should continue to serve on the board of directors based on his experience in founding and managing companies, his knowledge of commercial manufacturing and his prior experience serving on our board of directors and as chairman of our compensation committee. Mr. Aspiri has indicated an interest in potentially retiring from the board of directors before the conclusion of the term expiring at the 2019 Annual Meeting of Shareholders and has requested that we continue our ongoing search for additional director candidates to potentially replace Mr. Aspiri should he elect to retire from our board of directors prior to the expiration of his current term.

Arnold C. Hanish, age 69, has served on our board of directors and as chairman of our audit committee since September 2012. From 1994 until his retirement in December 2012, Mr. Hanish served as vice president and chief accounting officer at Eli Lilly and Company. Prior to his appointment as chief accounting officer, Mr. Hanish held a number of senior financial positions at Eli Lilly. Before Eli Lilly, Mr. Hanish held various positions at Arthur Young & Company (currently Ernst & Young) for nearly 14 years. Mr. Hanish currently is a member of the Deloitte and Touche Audit Quality Review Council. Mr. Hanish was a member of the Standing Advisory Group of the Public Company Accounting Oversight Board from 2004 through 2008 and from 2011 through 2012. In addition, from 2007 to 2010, he served as the chairperson of Financial Executives International’s Committee on Corporate Reporting. Mr. Hanish was inducted into the Financial Executives International Hall of Fame in 2016. Mr. Hanish earned his B.A. in accounting from the University of Cincinnati. Our nominating and governance committee has concluded that Mr. Hanish should continue to serve on the board of directors based on his experience in public company finance and accounting, SEC reporting, management and corporate governance, his knowledge of the pharmaceutical and biotechnology industry and his experience as the chairman of our audit committee.

Rajiv Shah, M.D., age 44, has served on our board of directors since June 2015. Dr. Shah has served as the President of the Rockefeller Foundation since February 2017. From March 2015 to February 2017, Dr. Shah was the managing partner of Latitude Capital, an emerging markets private equity firm that he founded. Dr. Shah served as Administrator of the United States Agency for International Development, or USAID, from January 2010 to February 2015. Dr. Shah served as Undersecretary and Chief Scientist at the U.S. Department of Agriculture from May 2009 to January 2010, during which time he created the National Institute for Food and Agriculture. Prior to working in government, Dr. Shah worked in senior roles at the Bill & Melinda Gates Foundation, leading the Foundation's efforts in global health, agriculture and financial services. Dr. Shah also serves on the board of directors of Arcadia Biosciences, Inc., a publicly traded agricultural technology company, the board of trustees of the Rockefeller Foundation and is a Distinguished Fellow in Residence at Georgetown University, Edmund A. Walsh School of Foreign Service. Dr. Shah earned his M.D. from the University of Pennsylvania Medical School, his Master of Science in Health Economics at the Wharton School of Business and his Bachelor of Science in Economics from the University of Michigan. Our nominating and governance committee has concluded that Dr. Shah should continue to serve on the board of directors based on his experience in government, regulatory affairs, international development and strategic partnerships, as well as his scientific background.

CORPORATE GOVERNANCE

Board Leadership Structure

Gregory A. Demopulos, M.D., is our principal executive officer and chairman of the board of directors. Thomas J. Cable is our lead independent director. The responsibilities of our lead independent director are to:

•	serve as chairman of meetings of the board of directors at which the chairman of the board is not present, such as executive sessions of the non-executive directors;
•	call meetings of the non-executive directors as he deems appropriate;
•	serve as the principal liaison on board-wide issues between the chairman of the board and the non-executive directors; and
•	coordinate the activities of the non-executive directors as he deems appropriate.

Taking into account Dr. Demopulos’ in-depth knowledge of our operations, programs and strategy, as well as the oversight authority granted to our lead independent director and the committees of our board of directors, which are each comprised solely of independent directors, our board of directors has determined that combining the principal executive officer and chairman of the board of directors positions and appointing a separate lead independent director is the appropriate board leadership structure for us at this time.

Risk Oversight

Our management is primarily responsible for assessing and managing risk, while our board of directors is responsible for overseeing management’s execution of its responsibilities. The board of directors is supported by its committees in fulfillment of this responsibility. In particular, the audit committee focuses on our overall financial risk by evaluating our internal controls and disclosure policies, as well as the integrity of our financial statements and periodic reports. Our compensation committee strives to create incentives that encourage a reasonable and appropriate level of risk-taking consistent with our business strategy. Finally, the nominating and governance committee is responsible for reviewing our corporate governance and developing and maintaining corporate governance policies and procedures that are appropriate in light of the risks we face.

Director Independence

Our board of directors has determined that Mr. Aspiri, Mr. Cable, Mr. Hanish, Dr. Hood and Dr. Shah each meet the independence requirements under applicable listing standards of The Nasdaq Stock Market, or Nasdaq, as well as applicable rules promulgated by the Securities and Exchange Commission, or SEC.

Board and Committee Meeting and Annual Meeting Attendance

Our board of directors held a total of seven meetings, and acted by unanimous written consent three times, during 2016. No director attended fewer than 75% of the total number of board meetings and the total number of committee meetings of the board on which he served during 2016 for the period that he was a director or committee member, with the exception of Dr. Shah who attended 71% (5 of 7) of board meetings. We encourage, but do not require, our board members to attend our annual meetings of shareholders. Five of the seven directors serving on our board attended our 2016 Annual Meeting of Shareholders.

Committees of the Board of Directors

Our board of directors has standing audit, compensation and nominating and governance committees, each of which has the composition and responsibilities described below. The following table provides membership information for each committee during 2016:

Chair	Member

Name	Audit Committee	Compensation Committee	Nominating and Governance Committee
Ray Aspiri
Thomas J. Cable
Gregory A. Demopulos, M.D.
Peter A. Demopulos, M.D.
Arnold C. Hanish
Leroy E. Hood, M.D., Ph.D.
Rajiv Shah, M.D.

Corporate Governance Documents

Please visit our investor relations website at investor.omeros.com, under “Governance,” for additional information on our corporate governance including:

•	the charters approved by our board of directors for the audit committee, compensation committee and nominating and governance committee;
•	the code of business conduct and ethics;
•	the corporate governance principles, which includes policies on shareholder communications with the board of directors, director attendance at our annual meetings and succession planning; and
•	the lead independent director charter.

In the event of any amendment to, or waiver from, a provision of our code of business conduct and ethics, we will promptly post on our investor relations website relevant information regarding the amendment or waiver, including the date and the nature of the event.

Whistleblower Policy

We have adopted a whistleblower policy applicable to our employees that provides for protection from retaliation or discrimination by our company due to reporting issues relating to compliance with applicable laws and regulations.

Audit Committee

Membership and Independence

The members of our audit committee are Mr. Aspiri, Mr. Cable and Mr. Hanish. Mr. Hanish is the chairman of our audit committee. Our board of directors has determined that each member of our audit committee meets current Nasdaq requirements for independence for audit committee members. Our board of directors has also determined that Mr. Hanish is an “audit committee financial expert” as defined in SEC rules. Our audit committee held a total of seven meetings during 2016.

Responsibilities

Under its charter, the audit committee is responsible for, among other things:

•	selecting and hiring our independent auditors, and approving the audit and non-audit services to be performed by our independent registered public accounting firm;
•	evaluating the qualifications, performance and independence of our independent registered public accounting firm;
•	monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to financial statements or accounting matters;
•

reviewing with our independent registered public accounting firm and management significant issues that arise regarding accounting principles and financial statement presentation, and matters concerning the scope, adequacy and effectiveness of our financial controls;

•	reviewing the adequacy and effectiveness of our internal control policies and procedures;
•	establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters;
•	reviewing and approving in advance any proposed related-party transactions and monitoring compliance with our code of business conduct and ethics; and
•	preparing the audit committee report that the SEC requires in our annual meeting proxy statements.

Compensation Committee

Membership and Independence

The members of our compensation committee are Mr. Aspiri, Mr. Cable and Dr. Hood. Mr. Aspiri is the chairman of our compensation committee. Our board of directors has determined that each member of our compensation committee meets current Nasdaq requirements for independence of compensation committee members. In addition, our board of directors has determined that each member of the compensation committee is a non-employee director for purposes of Rule 16b-3 of the Exchange Act. Our compensation committee held a total of seven meetings during 2016.

Responsibilities

Under its charter, the compensation committee is responsible for, among other things:

•

evaluating the performance of our executive officers and approving their compensation and other terms of employment and reviewing and approving corporate performance goals and objectives relevant to such compensation;

•	evaluating and recommending to our board of directors the type and amount of compensation to be paid or awarded to board members;
•	evaluating and recommending to our board of directors the equity incentive plans, compensation plans and similar programs advisable for us;
•	administering our equity incentive plans;

•	reviewing and approving the terms of any employment agreements, severance arrangements, change in control protections and any other compensatory arrangements for our executive officers; and
•	preparing the compensation committee report that the SEC requires in our annual proxy statement.

Processes and Procedures

Our board of directors has delegated to the compensation committee the authority to determine the compensation for our executive officers. Non-executive director compensation is recommended by our compensation committee to the board of directors for approval. Our executive officers participate in general discussions with our compensation committee and board of directors about executive compensation matters but they do not participate in discussions during which their individual compensation is being considered. The compensation committee may delegate any or all of its authority under its charter to one or more subcommittees. The compensation committee may also delegate to our CEO the authority to grant employee stock options or other equity-based awards to employees of the company or any subsidiary of the company who are not directors or executive officers of the company, on such terms and subject to such limitations as the compensation committee may determine.

Compensation Committee Interlocks and Insider Participation

During 2016, Mr. Aspiri, Mr. Cable and Dr. Hood served on our compensation committee. During 2016, no member of our compensation committee was an officer or employee or formerly an officer of our company, and, except as set forth under the section entitled “Transactions with Related Persons” in this proxy statement, no member had any relationship that would require disclosure as a related person transaction under Item 404 of Regulation S-K. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board of directors or compensation committee.

Nominating and Governance Committee

Membership and Independence

The members of our nominating and governance committee are Mr. Aspiri, Mr. Cable and Dr. Hood. Mr. Cable is the chairman of our nominating and governance committee. Our board of directors has determined that each member of our nominating and governance committee meets current Nasdaq requirements for independence. Our nominating and governance committee held one meeting in 2016.

Responsibilities

Under its charter, the nominating and governance committee is responsible for, among other things:

•	assisting the board in identifying prospective director nominees and recommending director nominees to our board for each annual meeting of shareholders;
•	evaluating nominations by shareholders of candidates for election to our board;
•	recommending governance principles to our board;
•	overseeing the evaluation of our board of directors;
•	reviewing shareholder proposals for our annual meetings;
•	evaluating proposed changes to our charter documents;
•	reviewing and assessing our senior management succession plan; and
•	recommending to our board the members for each board committee.

Shareholder Recommendations and Nominees

It is the policy of our board of directors that the nominating and governance committee consider both recommendations and nominations for candidates to the board from shareholders so long as such recommendations and nominations comply with our articles of incorporation, bylaws and applicable law, including the rules and regulations of the SEC. Shareholders may recommend director nominees for consideration by the nominating and governance committee by writing to us at the address below and providing evidence of the shareholder’s ownership of our stock, the nominee’s name, home and business address and other contact information, as well as the nominee’s detailed biographical data and qualifications for board membership, and information regarding any relationships between the recommended candidate and us within the last three fiscal years.

Following verification of the shareholder status of the person submitting the recommendation, all properly submitted recommendations will be promptly brought to the attention of the nominating and governance committee. Shareholders who desire to nominate persons directly for election to the board at an annual meeting of shareholders must meet the deadlines and other requirements set forth in our bylaws and the rules and regulations of the SEC. See “Shareholder Proposals for 2018 Annual Meeting.” Any vacancies on the board occurring between our annual meetings of shareholders may be filled by persons selected by a majority of the directors then in office, and any director so elected will serve until the next shareholders’ meeting at which directors are elected.

You may write to the nominating and governance committee at:

Omeros Corporation

The Omeros Building

201 Elliott Avenue West

Seattle, Washington 98119

Attn: Nominating and Governance Committee

c/o Office of the General Counsel

Director Qualifications

The nominating and governance committee works with our chief executive officer to identify and recruit new directors and considers candidates proposed by shareholders as part of this process. The committee may also engage consultants or search firms, as it deems advisable, to identify director candidates. Our board of directors believes that there are no specific minimum qualifications that must be met by each candidate for the board, nor are there specific qualities or skills that are necessary for one or more of the members of the board to possess, except as may be required by rules promulgated by Nasdaq or the SEC. In evaluating the qualifications of the candidates, the nominating and governance committee will consider many factors, including issues of character, judgment, independence, diversity, age, expertise, diversity of experience, length of service and other commitments. The nominating and governance committee will evaluate such factors, among others, and does not assign any particular weighting or priority to any of these factors. The committee will consider each individual candidate in the context of the current perceived needs of the board as a whole. Although the committee may choose to consider diversity as one factor in evaluating candidates, we do not have a policy that requires the committee to consider diversity. While the board of directors has not established specific minimum qualifications for director candidates, the board believes that candidates and nominees must reflect a board that is comprised of directors who (a) are predominantly independent, (b) are of high integrity, (c) have qualifications that will increase overall board effectiveness and (d) meet other requirements as may be required by applicable rules of Nasdaq and the SEC.

Shareholder Communication with the Board of Directors

It is the policy of our board of directors to allow shareholders to communicate with its members. Communications may be addressed to the entire board, to the non-management directors as a group or to any individual director. All such communications will be initially received and processed by the office of our general counsel. Spam, junk mail, product complaints, product inquiries, new product suggestions, resumes and other forms of job inquiries, surveys, business solicitations and advertisements and threatening, hostile, illegal and similar unsuitable communications will not be delivered to the board, but will be made available to a director upon request. To contact members of the board of directors, a shareholder should send a letter to the following address:

Omeros Corporation

The Omeros Building

201 Elliott Avenue West

Seattle, Washington 98119

Attn: The Board of Directors

c/o Office of the General Counsel

NON-EMPLOYEE DIRECTOR COMPENSATION

In order to attract and retain qualified non-employee candidates to serve on the board of directors, we utilize a combination of cash and equity-based incentive compensation. The significant amount of time that members of the board expend in fulfilling their duties, as well as the skill level required of our directors, is evaluated in setting director compensation, along with director compensation levels at companies in our peer group. We also reimburse our directors for travel and other necessary business expenses incurred in the performance of their services for us. Director compensation is reviewed periodically by the compensation committee with input from the compensation committee’s independent third-party consultant, Compensia, Inc., or Compensia. In 2016 and 2017, the board of directors, following the recommendation of the compensation committee and advice from Compensia, updated our Non-Employee Director Compensation Policy. These updates are the only changes the board of directors has made to the policy since its adoption prior to our initial public offering in 2009. The updates are intended to bring our level of non-employee director compensation to approximately the median of our peers.

The Non-Employee Director Compensation Policy provides that an individual, upon initially being elected or appointed as a non-employee member of the board of directors, is automatically granted an option to purchase 15,000 shares of our common stock that vests in equal annual installments over a three-year period beginning on the date the director took office. Under our updated policy, on the date of the 2016 annual meeting of shareholders, each non-employee director who served as a director for at least six months and who would continue to serve as a director after the annual meeting was automatically granted an option to purchase 7,500 shares of our common stock that vested in full on the day prior to the date of the next annual meeting of shareholders. The per share exercise price for options granted to non-employee directors is equal to the closing public trading price of our common stock on the date of grant, and vesting is conditioned on the director’s continued service as a director through the applicable vesting dates.

Under the revised policy, which went into effect in June 2016, our non-employee directors receive an annual cash retainer of $40,000 for service on the board of directors. Committee fees are $7,500, $5,000 and $2,500 per year for service as a non-chair member of the audit, compensation and nominating and governance committees, respectively, while fees for the chairs of those committees are $15,000, $10,000 and $5,000 per year, respectively. In addition, our lead independent director receives an annual retainer of $10,000 for his service. Director fees are paid on a quarterly basis as earned.

In connection with the amendments to the Non-Employee Director Compensation Policy, non-employee directors will receive a one-year adjustment to compensation in 2017, which will result in the grant of an option to purchase 10,000 shares and payment of an annual cash retainer of $52,500. In addition, in 2017 the lead director and the non-chair members of the audit, compensation and nominating and governance committees will receive $25,000, $13,250, $7,500 and $4,750, respectively.

2016 Non-Employee Director Compensation

The following table shows the compensation of each of our non-employee directors during the fiscal year ended December 31, 2016 and reflects the policy updates approved in June 2016:

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)(2)	Total ($)
Ray Aspiri	52,500	51,050	103,550
Thomas J. Cable	55,000	51,050	106,050
Peter A. Demopulos, M.D.	35,250	51,050	86,300
Arnold C. Hanish	51,750	51,050	102,800
Leroy E. Hood, M.D., Ph.D.	41,500	51,050	92,550
Rajiv Shah, M.D.	32,250	51,050	83,300

(1)

The amounts reported in this column represent the grant date fair value of option awards granted to our non-employee directors during 2016 as computed in accordance with FASB ASC Topic 718. The assumptions used to calculate the value of these option awards are set forth in Note 10 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016.

(2)

As of December 31, 2016, Mr. Aspiri, Mr. Cable, Dr. Peter Demopulos, Mr. Hanish, Dr. Hood and Dr. Shah held options to purchase 22,500, 47,500, 35,834, 37,500, 47,500 and 22,500 shares of our common stock, respectively.

PROPOSAL 2 — APPROVAL OF ADVISORY RESOLUTION ON EXECUTIVE COMPENSATION

In accordance with Section 14A of the Exchange Act, our board of directors is asking shareholders to approve an advisory resolution regarding the compensation of our named executive officers as reported in this proxy statement. This “say on pay” proposal gives our shareholders the opportunity to cast a non-binding advisory vote on our executive compensation policies and practices and the compensation of our named executive officers, as disclosed in this proxy statement. Because this vote is advisory, it will not be binding on the board of directors or compensation committee, nor will it override any prior decision or require the board of directors or compensation committee to take any action. However, the board of directors and the compensation committee will review the voting results and consider the outcome of this vote when making future decisions regarding executive compensation.

As described below in the “Compensation Discussion and Analysis” section of this proxy statement, the compensation committee of our board of directors has adopted the following principles to guide us in formulating our compensation policies and making compensation decisions:

•

provide total compensation opportunities that enable us to recruit and retain executives with the experience and skills to manage the growth of our company and lead us to the next stage of development;

•	establish a clear alignment between the interests of our executives and the interests of our shareholders;
•	reinforce a culture of ownership, excellence and urgency; and
•	create a direct and meaningful link between company business results, individual performance and compensation.

We urge shareholders to read the “Compensation Discussion and Analysis” section of this proxy statement, which describes our compensation policies and practices, as well as the related tables and narrative discussion that follow, which provide additional information on the compensation of our named executive officers. Our board of directors believes that the compensation of our named executive officers is appropriate and effective in achieving our corporate objectives and recommends that you vote in favor of the following resolution:

RESOLVED, that the compensation of the named executive officers of the company, as disclosed in the proxy statement for the company’s 2017 Annual Meeting of Shareholders pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and related narrative discussion, is hereby APPROVED.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR

THE APPROVAL OF THE ADVISORY RESOLUTION ON EXECUTIVE COMPENSATION

PROPOSAL 3 — ADVISORY VOTE ON FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION

Section 14A of the Securities Exchange Act of 1934, as amended, also requires that we give our shareholders the opportunity to advise our board of directors on how frequently — every one, every two or every three years — we should hold an advisory vote on our executive compensation policies and practices and the compensation of our named executive officers. Similar to Proposal 2, this vote is advisory and non-binding on our board of directors; however, the board of directors will review and consider the voting results when making future decisions regarding the frequency of shareholder advisory votes on executive compensation.

Our board of directors has determined that holding an advisory vote once every three years on executive compensation is the most suitable alternative for Omeros, and therefore our board recommends that you vote for the frequency option of every three years. In formulating its recommendation, our board of directors noted that our compensation policies and practices provide incentives to our executives and other employees to achieve corporate goals designed to create long-term value for our shareholders. A triennial vote will allow shareholders to assess whether our compensation policies and practices are effective at achieving that goal. In contrast, an annual or biennial vote could misalign the incentives of our executives and our shareholders and would not provide shareholders with data over a sufficient time period to assess whether our policies and practices are, and the compensation of our named executive officers is, effective at creating long-term shareholder value. Any shareholder feedback received by our board of directors from an annual or biennial vote may in large part reflect considerations related to short-term value creation.

In addition, the timing of our executive compensation decisions has varied from year to year in the past, and we expect that our compensation committee will maintain this flexibility in the future to ensure that our executive compensation objectives are met while taking into account other corporate goals, including the need to preserve capital. For example, each of our named executive officers received a discretionary cash bonus for 2015 performance; however, that bonus was not approved until December 2016. In addition, the company has not paid a cash bonus to any of our named executive officers with respect to company and individual performance in 2012, 2013, 2014 or 2016, which may occur for one or more of these years in 2017. Further, our compensation committee did not grant stock option awards to our named executive officers in 2015, but did grant stock option awards in February 2016 with respect to 2014 performance and in December 2016 with respect to 2015 performance. As a result, we believe that shareholders will not have sufficient information regarding the compensation of our named executive officers if an advisory vote is taken on an annual or biannual basis.

We believe that a vote every three years is more likely to reflect our shareholders’ assessment of the effectiveness of our executive compensation policies and practices in creating long-term value and is also more likely to align incentives between our executives and our shareholders. This will in turn provide more useful feedback to our board of directors in its assessment and design of our executive compensation policies and practices. Finally, as discussed above under the heading “Shareholder Communication with the Board of Directors,” shareholders may at any time provide feedback to our board of directors on our executive compensation policies and practices, even in years when we do not hold a “say on pay” vote.

You may cast your vote for your preferred voting frequency by choosing among the options of every one, every two and every three years, or you may abstain from voting on this proposal. The option that receives the highest number of votes cast by shareholders will be the frequency for the advisory vote on executive compensation that has been selected by shareholders. However, because this vote is advisory and not binding on the board of directors in any way, the board may decide that it is in the best interests of our shareholders and Omeros to hold an advisory vote on executive compensation more or less frequently than the option approved by our shareholders.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE

TO CONDUCT FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION EVERY THREE YEARS

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis provides an overview of our executive compensation philosophy, the overall objectives of our executive compensation program and the components of our compensation program for our named executive officers. This section also discusses our executive compensation process. When we refer to our named executive officers in this proxy statement, we are referring to the following individuals, who are our only executive officers:

•	Gregory A. Demopulos, M.D., our president, chief executive officer and chairman of the board of directors, who is referred to as our CEO;
•	Michael A. Jacobsen, our vice president, finance, chief accounting officer and treasurer, who is referred to as our PFO; and
•	Marcia S. Kelbon, J.D., M.S., our vice president, patent and general counsel and secretary.

This Compensation Discussion and Analysis contains forward-looking statements that are based on our current plans, considerations, expectations, and determinations regarding future compensation programs. The actual compensation programs that we adopt may differ materially from currently planned programs as summarized in this discussion.

Executive Summary

Business Highlights

During 2016, we made significant progress in our commercial, clinical and preclinical programs. These advances included the items listed below.

•

OMIDRIA. We expanded sales of our FDA-approved commercial ophthalmology product OMIDRIA® (phenylephrine and ketorolac injection) 1%/0.3% in the U.S. OMIDRIA is approved by the U.S. Food and Drug Administration, or FDA, for use during cataract surgery or intraocular lens replacement to maintain pupil size by preventing intraoperative miosis (pupil constriction) and to reduce postoperative ocular pain. Recorded net OMIDRIA product sales for the year ended December 31, 2016 were $41.4 million, an increase of 212% over net sales for the year ended December 31, 2015.

•

OMS721. We made several strides in the development of our OMS721 program. We initiated a Phase 3 clinical program with one single-arm (i.e., no control arm), open-label trial evaluating OMS721 in patients with newly diagnosed or ongoing atypical hemolytic uremic syndrome, or aHUS. Both the FDA and the European Medicines Agency, or EMA, advised that we are allowed to use data from this single Phase 3 trial to support a new drug application in the U.S. and a marketing authorization application in the EU. In addition, we are currently conducting two OMS721 Phase 2 clinical programs: one in patients with thrombotic microangiopathies, or TMAs; and a second Phase 2 clinical program in patients with complement-associated renal disorders, including immunoglobulin A, or IgA, nephropathy, membranous nephropathy, lupus nephritis and C3 glomerulopathy, in which patient dosing is underway. Positive data were generated from a Phase 2 clinical trial of OMS721 for the treatment of kidney disorders, including IgA nephropathy and membranous nephropathy, and positive results were obtained in patients with hematopoietic stem cell transplant-associated thrombotic microangiopathy, or HSCT-TMA, from a Phase 2 clinical trial of OMS721 in TMAs. We expect to initiate registration (e.g., Phase 3 clinical) programs in both IgA nephropathy and HSCT-TMA in 2017.

•

OMS906. During the year we achieved several important developments in our OMS906 program. We generated in vivo data around multiple indications, including paroxysmal nocturnal hemoglobinuria, or PNH, and are advancing high-affinity, functionally active MASP-3 antibodies.

•

GPCR. We continued to advance multiple potential clinical candidates in our G protein-coupled receptor, or GPCR program. Most notably, we reported that our small-molecule inhibitors against GPR174, an orphan GPCR narrowly expressed in immune cells and linked to cancers, substantially and statistically significantly boost levels of cytokines and reduce the population of a subset of T cells known as regulatory T cells, both activities known to be important in cancer immunotherapy. These small-molecule inhibitors of GPR174 could provide a significant advance in cancer immunotherapy with meaningful potential advantages over current cancer immunotherapies in development, including chimeric antigen receptor-T lymphocyte, or CAR-T cell, therapy and checkpoint inhibitors.

Significant Executive Compensation Actions

We determine compensation for our named executive officers based on their ability to achieve operational goals that further our long-term business objectives and create sustainable long-term shareholder value in a cost-effective manner. As previously noted, compensation adjustments have not been made on a regular annual basis but, instead, are often made based on cash availability to preserve the company’s working capital and in recognition of milestone achievements. In 2016, in connection with the approval of stock option awards to all employees, our compensation committee approved two cycles of stock option awards to our named executive officers for company and individual performance in 2014 (which had not been awarded in 2015) and in 2015. In addition, in 2016 our compensation committee approved previously unawarded salary adjustments with respect to the 2013, 2014 and 2015 performance years, and a cash bonus for 2015 company and individual performance, in connection with salary adjustments and cash bonuses for 2015 performance for all employees.

In February 2017, our compensation committee approved stock option awards to our named executive officers in connection with the approval of stock option awards to all employees for company and individual performance in 2016. In addition, in 2017 we expect to award salary adjustments and grant bonuses to employees, including our named executive officers, on the basis of company and individual performance, for 2016 and to grant bonuses to our executive officers for one or more prior years’ performance (specifically, 2012, 2013 and 2014) for which bonuses were not paid.

Executive Compensation Philosophy and Objectives

We operate in a highly competitive business environment, which is constantly reshaped by medical advances, frequent changes to market and regulatory requirements and the emergence of new competitive technologies. To thrive in this environment, we must work rapidly to create and refine new development programs and product candidates, drive product candidates toward commercialization, achieve commercial objectives and demonstrate an ability to quickly identify and capitalize on new business opportunities. To achieve these goals, we need a highly talented team of technical and business professionals.

We compete with many other companies in seeking to attract and retain a skilled management team. To meet this challenge, we have employed a compensation philosophy of offering our executive officers competitive compensation and benefits packages that are focused on long-term shareholder value creation and rewarding our executive officers for achieving our strategic objectives.

We orient our executive compensation program to:

•

provide total compensation opportunities that enable us to recruit and retain executives with the experience and skills to manage the growth of our company and lead us to the next stage of development;

•	establish a clear alignment between the interests of our executives and the interests of our shareholders;
•	reinforce a culture of ownership, excellence and urgency; and
•	create a direct and meaningful link between company business results, individual performance and compensation.

Executive Compensation-Setting Process

Role of the Compensation Committee

The compensation committee of our board of directors is responsible for establishing our executive compensation philosophy and administering our executive compensation program, as well as determining and approving the compensation for our executive officers. The compensation committee periodically reports to our board of directors on its deliberations and actions. The compensation committee, with the assistance of Compensia, a national compensation consulting firm providing executive compensation advisory services, reviews our executive compensation program, including any incentive compensation plans, to determine whether they are appropriate, properly coordinated and achieve their intended purposes. In addition to the services mentioned above, Compensia also recommends to our board of directors or compensation committee any modifications of our existing plans, or new plans or programs, from time to time as requested by our board of directors or compensation committee.

Role of Management

In carrying out its responsibilities, the compensation committee works with members of our management, including our CEO. Typically, our senior management assists the compensation committee and Compensia by providing information on company and individual performance, market data and management’s perspective and recommendations on compensation matters. Our CEO reviews competitive market data compiled by Compensia and, after discussion with Compensia, makes recommendations to the compensation committee regarding the compensation of our executive officers and significant employees, including Ms. Kelbon and Mr. Jacobsen. Our CEO does not make recommendations with respect to his own compensation and excuses himself from compensation committee meetings when his compensation is discussed.

While the compensation committee solicits and reviews our CEO’s recommendations and proposals with respect to compensation-related matters and receives guidance from Compensia, the compensation committee makes its decisions independently and may consider factors and information other than our CEO’s recommendations and proposals.

Role of Compensation Consultant

The compensation committee is authorized to retain the services of compensation consultants and other advisors in connection with the establishment of cash and equity compensation plans and arrangements and related policies. The compensation committee has engaged Compensia to assist it in developing a set of executive compensation guiding principles, to evaluate the competitiveness of our executive officers’ compensation and to assist it in designing and implementing our executive compensation program. Compensia serves at the discretion of the compensation committee. Our compensation committee has evaluated Compensia’s independence using factors specified by the SEC and Nasdaq listing standards and has determined that the work performed by Compensia in 2016 does not give rise to any conflict of interest. Compensia provided advisory services to us with respect to executive and director compensation in 2016, but did not provide other services.

Use of Competitive Data

To assess the competitiveness of our executive compensation program and current compensation levels and to assist it in setting compensation levels, the compensation committee refers to compensation data compiled with respect to the compensation paid to executives in a peer group of comparable companies in our industry. Compensia developed this group, which we refer to as the Peer Group, with our input in 2014. Companies were selected for the Peer Group based on their similarities to Omeros, including their stage of development, number of development programs, revenue and market capitalization, as well as our expectations regarding commercialization of OMIDRIA. Compensation data for the companies comprising the Peer Group is gathered from public filings and supplemented by survey data from the Radford Global Life Sciences Survey. The Peer Group is comprised of the following companies:

Aegerion Pharmaceuticals, Inc.	Anika Therapeutics, Inc.
Arena Pharmaceuticals, Inc.	Avanir Pharmaceuticals, Inc.
Dendreon Corporation	Dyax Corp.
Exelixis, Inc.	Hyperion Therapeutics, Inc.
Insys Therapeutics, Inc.	MannKind Corporation
Momenta Pharmaceuticals, Inc.	NPS Pharmaceuticals, Inc.
Pacira Pharmaceuticals, Inc.	Spectrum Pharmaceuticals, Inc.
Sucampo Pharmaceuticals, Inc.	Vanda Pharmaceuticals Inc.

The compensation committee reviewed this Peer Group data when making its decisions about stock option awards in February 2016 and about stock option awards, salary increases and cash bonuses in December 2016. In addition, the compensation committee reviewed this Peer Group data when making its decisions about stock option awards in February 2017. Our compensation committee is evaluating adjustments to the Peer Group and expects, among other things, to remove companies that have been acquired or are no longer operating and replace them with comparable companies.

Compensation Program Design

In 2016, compensation for our named executive officers consisted of base salary, stock option awards and certain employee benefits and perquisites, as well as the approval of cash bonuses. In most years, we expect that the compensation of our named executive officers will include equity awards and bonuses, however in some years we expect that the timing of compensation decisions may be delayed, or that we may elect to defer paying cash bonuses in order to preserve capital or fund other corporate priorities. For example, in 2016 we granted two cycles of equity awards, the first in February 2016 with respect to 2014 performance and the second in December 2016 with respect to 2015 performance, after making no annual performance equity grants to employees, including our named executive officers, in 2015. In December 2016 our compensation committee, in connection with the approval of bonuses to non-executive employees, approved a discretionary cash bonus for our named executive officers with respect to 2015 performance. In addition, in December 2016 our compensation committee increased the base salaries of our named executive officers, in connection with the increase of base salaries for all eligible employees at the vice president level and above, with respect to 2013, 2014 and 2015 performance, as no salary adjustments had been approved previously for those employees for those years.

Annual stock option award grants to employees, including our named executive officers, for 2016 company and individual performance were approved in February 2017. In 2017, we expect to approve base salary adjustments for employees, including the named executive officers, on the basis of company and individual performance in 2016, among other factors. We also expect to grant bonuses to employees in 2017 on the basis of company and individual performance in 2016 as well as, for some employees including our named executive officers, for performance, among other factors, in one or more prior years (specifically, 2012, 2013 and 2014) for which a bonus has not yet been paid.

We do not specifically allocate between short- and long-term compensation and equity and cash compensation. The compensation committee considers each compensation element separately and then reviews the total compensation to consider whether it is appropriate in light of our performance, our named executive officers’ individual performance and our liquidity requirements. The compensation committee also gives weight in making compensation decisions to relative internal pay equity among our named executive officers and significant employees as well as among our employees generally, commensurate with their relative contributions. The compensation committee annually reviews our executive compensation program to assess whether it creates an inappropriate or excessive risk that is likely to have a material adverse effect on us.

Response to “Say-on-Pay” Votes at our 2014 Annual Meeting of Shareholders

At our 2014 Annual Meeting of Shareholders, we conducted a non-binding advisory shareholder vote (a so-called “say-on-pay” vote) on the compensation of our named executive officers. At that meeting, 96% of the votes cast were voted in favor of our executive compensation policies and practices, as disclosed in the proxy statement for the meeting. Our compensation committee is mindful of the support our shareholders have expressed for our compensation policies and practices when evaluating our executive compensation program, policies and practices. As a result, our compensation committee decided to retain our general approach to executive compensation during its 2016 review of our executive compensation philosophy.

At the 2011 Annual Meeting of Shareholders, our shareholders voted on an advisory resolution to express their preference as to whether we should hold future say-on-pay votes every one, two or three years. Consistent with the board of directors’ recommendation, 68% of the votes cast were in favor of a frequency of once every three years. In light of this result, the board of directors determined that we would hold say-on-pay votes every three years until the next non-binding advisory vote on the frequency of future say-on-pay votes occurs. We are conducting a say-on-pay vote and vote on the frequency of future say-on-pay votes at the 2017 Annual Meeting.

Executive Compensation Program Components

The following is a description of each component of our executive compensation program, the rationale for each component and how awards are determined.

Base Salary

Base salaries are used to recognize the experience, skills, knowledge and responsibilities required of our named executive officers. The compensation committee reviews the base salaries of our named executive officers each year. In assessing these base salary levels, the compensation committee considers market competitiveness based on Peer Group and survey data, the executive officer’s past and expected future contribution to Omeros, his or her knowledge, experience and responsibilities and the relative base salaries and responsibilities of the other members of our management team.

In December 2016, the compensation committee increased the base salaries of Dr. Demopulos, Mr. Jacobsen and Ms. Kelbon, in connection with the increase of base salaries for all eligible employees at the vice president level and above, for individual and company performance in 2013, 2014 and 2015 (with Mr. Jacobsen receiving a partial adjustment for 2013, as he joined the company as an employee in September 2013). After reviewing competitive market data as well as Peer Group data and considering the performance of our named executive officers, their importance to the organization and relative internal pay equity between executives, the compensation committee increased the base salaries for each of Dr. Demopulos and Ms. Kelbon by three percent for each of the relevant performance years. Additionally, the compensation committee increased the base salary for Mr. Jacobsen by three percent for performance years 2013 (prorated) and 2014 and adjusted Mr. Jacobsen’s base salary to $335,000 effective as of April 1, 2016 for the 2015 performance year. Consistent with our implementation of company-wide salary changes in prior years, the compensation committee made these base salary increases retroactive to April 1, 2014, April 1, 2015 and April 1, 2016, respectively, by making a lump-sum payment in 2017 to Dr. Demopulos, Mr. Jacobsen and Ms. Kelbon in an amount equal to the difference between their respective base salaries paid from such date through the effective date of the increase and the higher adjusted salary rate for the same period. The amount of such payments to Dr. Demopulos, Mr. Jacobsen and Ms. Kelbon were $107,418, $51,779 and $55,362, respectively. Base salary rates in 2016 for our named executive officers, after giving effect to this salary increase, were as follows:

Adjusted
Named Executive Officer	2016 Base Salary
Gregory A. Demopulos, M.D.	$731,581
Michael A. Jacobsen	$335,000
Marcia S. Kelbon, J.D., M.S.	$377,045

Bonuses

Our compensation committee has the authority and discretion to award annual bonuses to our named executive officers. The purpose of annual bonuses is to provide incentives for our named executive officers and other employees to provide incentives to achieve the annual corporate and individual performance objectives developed from our annual business review and adjusted during the year to reflect any changes in our operating plans and strategy. We believe these bonuses will provide an effective tool to motivate and retain our employees, including our named executive officers, and achieve our business objectives. Annual bonuses may be paid in the form of cash and/or additional equity grants.

With respect to our payment of bonuses, the compensation committee will first establish a target bonus amount for each named executive officer. This amount is calculated as a percentage of the officer’s base salary, which can range from 20% to 100% for an individual performance year. The target amounts are reviewed and revised as needed to align with competitive market compensation paid to similarly situated executives in our identified peer group and to properly address individual responsibilities and experience, internal pay equity and other factors. The extent to which these target amounts are awarded is based primarily upon an assessment of corporate achievement of the performance objectives, with consideration also being given to an assessment of each executive’s achievement of individual performance objectives.

Preliminary corporate performance objectives are established by the board of directors as corporate goals that reflect our business priorities for the year, with input from our named executive officers as well as other senior management employees, and may be weighted by relative importance. Corporate performance objectives are generally based on any one or more of the performance criteria that are described in our Omeros Corporation 2017 Omnibus Incentive Compensation Plan (see “Proposal 4--Omeros Corporation 2017 Omnibus Compensation Plan--Summary of the 2017 Plan--Application of Section 162(m) of the Code”).

The compensation committee, with consultation from the board of directors, will review the goals and their weightings to determine and confirm their appropriateness for use as performance measurements for purposes of named executive officer compensation. The goals and/or weightings may be re-visited during the year and potentially restated in the event of significant changes in corporate strategy or the occurrence of significant corporate events. The compensation committee retains full discretion to adjust individual target amounts upwards for exceptional performance and to otherwise adjust target amounts upwards or downwards to respond to changes in competitive compensation or other factors not measured by corporate or individual performance in any given year, except where the compensation committee intends for the incentive compensation to comply with Section 162(m) requirements and such adjustment is not permitted under those requirements. In addition, depending on the company’s cash position, the compensation committee has the discretion, after consulting with the board of directors and our CEO, to not pay cash bonuses to conserve cash and support ongoing development programs and commercialization efforts.

As noted above, in December 2016 the compensation committee, in connection with the approval of salary adjustments and bonuses to non-executive employees, reviewed our executive compensation program and approved a discretionary cash bonus for Dr. Demopulos of $248,595, Mr. Jacobsen of $51,880 and Ms. Kelbon of $64,061, in each case based on company and individual performance in 2015. The maximum target bonus opportunity with respect to 2015 was 50% with respect to Dr. Demopulos and 25% with respect to Mr. Jacobsen and to Ms. Kelbon. Taking into account the corporate milestones achieved in 2015, including OMIDRIA sales, working capital levels, positive clinical data and other clinical developments, as well as individual performance, our compensation committee approved a discretionary cash bonus equal to 35% of the as-adjusted 2015 base salary for Dr. Demopulos and 17.5% of the as-adjusted 2015 base salary for Mr. Jacobsen and for Ms. Kelbon.

Other than with respect to the bonuses as described above for 2015, we have not paid bonuses to our employees at the vice president level and above, including our named executive officers, since 2012. However, we expect that we will pay bonuses to our employees at the vice president level and above, including our named executive officers, in 2017. We expect that the compensation committee will take into account our achievements in 2016 and prior years for which bonuses have not been paid (i.e., 2012, 2013 and 2014) when evaluating the amount of bonuses to be paid with respect to prior years. These factors may include the approval of OMIDRIA in the U.S. in 2014; the initiation of OMIDRIA sales in foreign countries in 2016; the achievement of OMIDRIA sales levels in 2016; the receipt of pass-through reimbursement status for OMIDRIA in 2014; the submission of key regulatory filings by the company in 2013; the receipt of regulatory approvals in 2013; the initiation of clinical trials with respect to our OMS721 program in 2013 and 2016; the generation of positive clinical, preclinical and/or nonclinical data in 2012, 2013 and 2016; the achievement of working capital level targets in 2012 and 2016; and/or the successful completion of equity and/or debt financing transactions in 2016. We expect that the amount of bonuses for our named executive officers for each such prior year will be 15% to 60% of the officer’s base salary for the applicable year.

Equity Compensation

We use equity awards to provide incentives and to reward our named executive officers for long-term corporate performance based on the value of our common stock and thereby align the interests of our executive officers with those of our shareholders. Historically, we have not applied a rigid formula in determining the size of the equity awards that were granted to our executive officers. Instead, the compensation committee has exercised its judgment, taking into consideration, among other things, Peer Group data compiled by, and the counsel of, Compensia as well as company performance, an evaluation of the expected and actual performance of each named executive officer, each named executive officer’s responsibilities, experience, skills and contributions, the cash compensation received by each named executive officer, relative internal pay equity and market conditions. The compensation committee generally also considers the existing equity holdings of each named executive officer, including the current economic value of their unvested equity and the ability of these unvested holdings to satisfy our objectives of retaining and incentivizing our executive officers. Based on these factors, the compensation committee, with guidance from Compensia, determines the size of each award at levels it considered appropriate to create a meaningful opportunity for reward predicated on the creation of long-term shareholder value. The compensation committee has historically granted equity awards in the form of stock options, although it is authorized to grant other types of equity awards, including restricted stock and restricted stock units, and may do so in the future.

The compensation committee usually grants stock option awards annually. After not granting stock option awards in 2015, the compensation committee granted stock option awards to our employees, including our named executive officers, in February 2016 and in December 2016. These awards took into account company and individual performance in 2014 and 2015, respectively. In determining the size of the stock option awards for the named executive officers, the compensation committee considered the approval of OMIDRIA in the U.S. and the EU; the U.S. market launch of OMIDRIA; the achievement of OMIDRIA sales levels; the receipt of pass-through reimbursement status for OMIDRIA; the submission of key regulatory filings by the company; the receipt of regulatory approvals pertaining to our clinical trials; the initiation of clinical trials with respect to our OMS721 program; the generation of positive clinical, preclinical and/or nonclinical data; the achievement of working capital level targets; and the successful completion of equity and debt financing transactions and, generally, the achievements that drive value for the company.

Although the compensation committee does not maintain a fixed date for making compensation determinations, our compensation program changes historically have been made effective in April of each year. These stock option awards vest in equal monthly installments over a four-year period beginning on the vesting commencement date. The per share exercise price for our stock option awards is equal to the fair market value of our common stock on the date of grant. The fair market value is the closing public trading price of our common stock on the date of grant or, if the equity award is granted on a day when the trading market for our common stock is closed, the closing public trading price on the most recent trading day. Consistent with our historical practice, the vesting commencement dates of the stock option awards granted in February 2016 and December 2016 were made retroactive to April 2015 and April 2016, respectively, with vesting occurring in equal monthly installments over a four-year period beginning on the respective vesting commencement date.

The February 2016 and December 2016 stock option awards for our named executive officers were as follows:

	Number of Shares of Common Stock Underlying Stock Option Awards
Named Executive Officer	Granted February 2016(1)	Granted December 2016(2)
Gregory A. Demopulos, M.D.	400,000	400,000
Michael A. Jacobsen	85,000	85,000
Marcia S. Kelbon, J.D., M.S.	80,000	80,000

(1)	These stock option awards have a per share exercise price of $10.27.
(2)	These stock option awards have a per share exercise price of $10.56.

Retirement and Other Benefits

We have established a broad-based tax-qualified Section 401(k) retirement savings plan for our employees, including our named executive officers, who satisfy certain eligibility requirements. Under this plan, participants may elect to make pre-tax contributions, or post-tax contributions under a Roth option, of up to 100% of their current compensation, not to exceed the applicable statutory income tax limitation (which was $18,000 in 2016, or $24,000 if over age 50). We did not match contributions made by participants in the plan in 2016. Beginning January 1, 2017, we began an annual matching program for contributions made by participants in the plan. The company contribution is a dollar-for-dollar match of the amounts participants contribute to the plan up to 4% of their eligible earnings (i.e., salary, bonus and sales commissions), up to a maximum participant match of $4,000 per year. Participants must be employed with the company at December 31 of each year to be eligible for the matching contribution. The matching contribution vests at 25% per year beginning upon the participant’s initial employment at the company. We intend for the plan to qualify under Section 401(a) of the Internal Revenue Code, or the Code, so that deferral contributions by participants to the plan, and income earned on plan contributions, are not taxable to participants until withdrawn from the plan.

Additional benefits received by our employees, including our named executive officers, consist of medical, dental and vision benefits, medical and dependent care flexible spending accounts, short- and long-term disability insurance, accidental death and dismemberment insurance and basic life insurance coverage. These benefits are provided to our named executive officers on the same basis as to all of our full-time employees.

We design our employee benefits programs to be affordable and competitive in relation to the market as well as compliant with applicable laws and practices. We adjust our employee benefits programs as needed based upon regular monitoring of applicable laws and practices and the competitive market.

Perquisites and Other Personal Benefits

Historically, with the exception of parking expenses, we only have provided perquisites or other personal benefits to our CEO. Pursuant to the terms of his employment agreement, we paid certain expenses incurred by our CEO, including his medical malpractice insurance premiums and practice fees so that he may continue to practice medicine as well as parking expenses and business-related information technology expenses. We believe that his ability to maintain his position as a practicing surgeon is beneficial to our corporate objectives including, for example, by providing him with insight in determining the strategic direction of the company and our specific drug development programs as well as establishing relationships with key medical opinion leaders.

Currently, we do not view perquisites or other personal benefits as a significant component of our executive compensation program. In the future, however, we may provide such items in limited circumstances, such as when we believe it is appropriate to assist an individual in the performance of his or her duties, to make our executives more efficient and effective and for recruitment, motivation or retention purposes. All future practices with respect to significant perquisites or other personal benefits will be approved and subject to periodic review by the compensation committee. Our named executive officers are not eligible to receive any tax “gross-ups” or other tax reimbursement payments.

Employment Agreement and Post-Employment Compensation

Except for our CEO, we do not have formal employment agreements with our named executive officers. For a summary of the material terms and conditions of the employment agreement with our CEO, see “Employment Agreement with Gregory A. Demopulos, M.D.” below in this proxy statement. Our CEO’s current employment agreement, which was entered into in 2010, was deemed necessary by our compensation committee to provide a competitive compensation package to retain someone with his unique skill set and medical expertise. At the same time, the compensation committee was sensitive to the need to balance the market competitiveness with the financial limitations of a development-stage life sciences company. As part of his pay package, the CEO’s employment agreement includes certain protections in the event of his termination of employment under specified circumstances, including following a change in control of our company. The compensation committee determined that these protections were necessary to induce our CEO to limit his medical practice in exchange for the uncertainty of a demanding position in the company. The compensation committee believes that these protections continue to serve a retention purpose and help our CEO maintain his focus on his duty to maximize shareholder value if there is a potential transaction that could involve a change in control of our company. The terms of his agreement were determined by the compensation committee based on negotiations with our CEO. For a summary of the material terms and conditions of these provisions, see “Potential Payments upon Termination or Change in Control” below in this proxy statement.

In addition, we provide all of our employees, including our named executive officers, with certain change in control vesting benefits for their equity compensation. We have provided this benefit to encourage our employees to focus on their responsibilities and not be distracted by the potential effect of a change in control on their employment situation. For a summary of the material terms and conditions of these benefits, see “Potential Payments upon Termination or Change in Control” below in this proxy statement.

Hedging and Pledging Policy

Under our insider trading policy, all of our employees, including our executive officers, as well as our directors are prohibited from engaging in short sales of our stock as well as in transactions in publicly traded options, such as puts and calls, or in other derivative securities of our common stock, with the exception of securities issued pursuant to our compensatory benefit plans. This prohibition extends to any hedging or similar transaction designed to decrease the risks associated with holding our securities. Our insider trading policy also prohibits our executive officers and directors from pledging our securities as collateral for loans or holding our securities in margin accounts in which the securities may be sold without the officer’s or director’s consent unless certain preclearance requirements and restrictions are satisfied including approval by our board of directors or the audit committee of the board of directors. As permitted by our insider trading policy, exemptions were granted with respect to our CEO and The Demopulos Family Trust in 2015 to permit each to pledge shares of Omeros common stock as collateral for a line of credit.

Tax and Accounting Considerations

Deductibility of Executive Compensation

Generally, Section 162(m) of the Code disallows a tax deduction to any publicly held corporation for any remuneration in excess of $1.0 million paid in any taxable year to its chief executive officer and each of its other three most highly-compensated executive officers (other than its chief financial officer). In certain circumstances, remuneration in excess of $1.0 million may be deducted if it (i) qualifies as “performance-based compensation” within the meaning of the Code or (ii) is paid under a plan that existed before a company completes its initial public offering if the awards under the plan are granted within a specified period following the initial public offering. At present, awards granted after May 24, 2013 under our 2008 Equity Incentive Plan, or the 2008 Plan, do not qualify for either exemption because the exemption following completion of our initial public offering expired after the 2013 Annual Meeting of Shareholders. As described above, the compensation committee believes that its primary responsibility is to provide a compensation program that attracts, retains and rewards executive officers necessary for the company’s success. Accordingly, while the compensation committee considers all elements of the cost to us of providing compensation in approving the amount and form of compensation for our executives, the compensation committee may, in its judgment, authorize compensation payments that do not comply with an exemption from the 162(m) deductibility limit when it believes that such payments are appropriate to attract, retain and reward executive talent and to promote our corporate objectives.

Taxation of “Parachute” Payments and Deferred Compensation

Sections 280G and 4999 of the Code provide that executive officers and directors who hold significant equity interests and certain other service providers may be subject to an excise tax if they receive payments or benefits in connection with a change in control of our company that exceeds certain prescribed limits, and that our company (or a successor) may forfeit a deduction on the amounts subject to this additional tax. We are not obligated to provide any named executive officer with a “gross-up” or other reimbursement payment for any tax liability that may become payable as a result of the application of Sections 280G or 4999.

Section 409A of the Code imposes significant additional taxes if an executive officer, director or service provider receives “deferred compensation” that does not satisfy the restrictive conditions of the provision. Although we did not have a traditional nonqualified deferred compensation plan in place for executives during 2016, Section 409A applies to certain equity awards and severance arrangements. We believe that we have structured equity awards in a manner intended to comply with the applicable Section 409A conditions.

Accounting for Stock-Based Compensation

We follow FASB ASC Topic 718, Compensation — Stock Compensation, for our stock-based compensation awards. FASB ASC 718 requires companies to calculate the grant date “fair value” of their stock-based awards using a variety of assumptions. This calculation is performed for accounting purposes and reported in the compensation tables below, even though recipients may never realize any value from their awards. FASB ASC 718 also requires companies to recognize the compensation cost of their stock-based awards in their income statements over the period that an employee is required to render service in exchange for the award.

Compensation Committee Report

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with management and, based on such review and discussion, has recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2016.

COMPENSATION COMMITTEE

Ray Aspiri, Chairman

Thomas J. Cable

Leroy E. Hood, M.D., Ph.D.

Equity Compensation Plan Information

The following table provides certain information regarding our equity compensation plans in effect as of December 31, 2016:

	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity compensation plans approved by security holders:
2008 Equity Incentive Plan(1)	9,628,517	$9.79	524,145
Amended and Restated 1998 Stock Option Plan	180,788	2.40	-
nura inc.	69	10.63	-
Total	9,809,374	$9.66	524,145

(1)

The 2008 Plan provides for the grant of incentive and nonstatutory stock options, restricted stock, stock appreciation rights, performance units and performance shares to employees, directors and consultants and subsidiary corporations’ employees and consultants. The 2008 Plan also allows any shares returned under our Amended and Restated 1998 Stock Option Plan, or the 1998 Plan, as a result of cancellation of options or repurchase of shares issued pursuant to the 1998 Plan, to be issued under the 2008 Plan. In addition, the 2008 Plan provides for annual increases in the number of shares available for issuance thereunder on the first day of each year equal to the lower of: (i) five percent of the outstanding shares of our common stock on the last day of the preceding year; (ii) 1,785,714 shares; and (iii) such other amount as our board of directors may determine. On January 1, 2017, an additional 1,785,714 shares became available for future issuance under the 2008 Plan in accordance with the annual increase. These additional shares from the annual increase are not included in the table above.

Summary Compensation Table

The following table reflects our named executive officers’ compensation for the years ended December 31, 2016, 2015 and 2014.

					Non-Equity
				Option	Incentive Plan	All Other
		Salary	Bonus	Awards	Compensation	Compensation	Total
Name and Principal Position	Year	($)(1)	($)	($)(2)	($)	($)(3)	($)
Gregory A. Demopulos, M.D.	2016	776,918	248,595	5,340,280	—	15,163	6,380,956
President, Chief Executive Officer and	2015	669,500	—	—	—	14,092	683,592
Chairman of the Board of Directors	2014	684,125	—	3,236,715	—	17,195	3,938,035
Michael A. Jacobsen	2016	336,778	51,880	1,134,810	—	2,573	1,526,041
Vice President, Finance, Chief Accounting	2015	285,000	—	—	—	2,545	287,545
Officer and Treasurer	2014	285,000	—	719,720	—	2,398	1,007,118
Marcia S. Kelbon, J.D., M.S.	2016	400,412	64,061	1,068,056	—	2,619	1,535,148
Vice President, Patent and General	2015	345,050	—	—	—	2,640	347,690
Counsel and Secretary	2014	352,587	—	791,197	—	2,456	1,146,240

(1)

The 2016 salary amounts include lump sum payments for each of our named executive officers made in 2017 for salary adjustments that were approved in 2016 and applied retroactively to April 2014, April 2015 and April 2016. The 2014 salary amounts include lump sum payments for each of our named executive officers made in 2014 for salary adjustments that were approved in 2014 and applied retroactively to April 2013.

(2)

Amounts shown in this column do not reflect compensation realized by the named executive officers. Instead, the dollar amounts reported in this column represent the grant date fair value of option awards granted to our named executive officers during the applicable year as computed in accordance with FASB ASC Topic 718. The assumptions used to calculate the value of option awards are set forth in Note 10 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeiture related to service-based vesting conditions. Realization of the compensation reported in this column, if any, is dependent upon the price of our common stock at the time the stock options are exercised.

(3)

All Other Compensation includes perquisites and other personal benefits paid to Dr. Demopulos of $14,413, $13,312 and $16,694 in 2016, 2015 and 2014, respectively. Perquisites and personal benefits provided in 2016 consisted of expenses incurred by Dr. Demopulos to retain his medical license, including medical malpractice insurance premiums and practice fees, parking expenses, business-related information technology expenses and a portion of his business-related travel expenses.

2016 Grants of Plan-Based Awards

The following table shows certain information regarding grants of plan-based awards made to our executive officers for the year ended December 31, 2016.

		All Other Option
		Awards: Number		Exercise or Base	Grant Date Fair
		of Securities		Price of Option	Value of Stock and
		Underlying Options		Awards	Option Awards
Name	Grant Date	(#)(1)		($/Sh)	($)(2)
Gregory A. Demopulos, M.D.	02/19/16	400,000	(3)	10.27	2,609,040
	12/05/16	400,000	(4)	10.56	2,731,240
Michael A. Jacobsen	02/19/16	85,000	(3)	10.27	554,421
	12/05/16	85,000	(4)	10.56	580,389
Marcia S. Kelbon, J.D., M.S.	02/19/16	80,000	(3)	10.27	521,808
	12/05/16	80,000	(4)	10.56	546,248

(1)	These option awards were granted under the 2008 Plan.
(2)

Amounts shown in this column do not reflect compensation realized by the named executive officers. Instead, the dollar amounts reported in this column represent the grant date fair value of option awards granted to our named executive officers during the applicable year as computed in accordance with FASB ASC Topic 718. The assumptions used to calculate the value of option awards are set forth in Note 10 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeiture related to service-based vesting conditions. Realization of the compensation reported in this column, if any, is dependent upon the price of our common stock at the time the stock options are exercised.

(3)	The shares subject to this option award vest on a monthly basis in equal amounts over a four-year period that began on April 1, 2015.
(4)	The shares subject to this option award vest on a monthly basis in equal amounts over a four-year period that began on April 1, 2016.

Outstanding Equity Awards at 2016 Fiscal Year-End

The following table reflects outstanding equity awards held by each of the named executive officers as of December 31, 2016.

	Number of		Number of
	Securities		Securities
	Underlying		Underlying
	Unexercised		Unexercised
	Options (#)		Options (#)	Option Exercise	Option Expiration
Name	Exercisable		Unexercisable	Price ($)	Date
Gregory A. Demopulos, M.D.	102,040	(1)	—	2.45	12/29/17
	215,000	(2)	—	6.31	04/06/20
	110,000	(3)	—	6.31	04/06/20
	260,000	(4)	—	4.10	01/08/22
	275,000	(5)	—	10.40	10/07/22
	328,125	(7)	21,875	9.37	09/25/23
	23,437	(7)	1,563	11.19	10/02/23
	309,369	(9)	140,631	11.58	10/29/24
	174,997	(10)	225,003	10.27	02/19/26
	74,998	(11)	325,002	10.56	12/05/26
Michael A. Jacobsen	86,250	(8)	17,250	9.37	09/25/23
	68,748	(9)	31,252	11.58	10/29/24
	37,186	(10)	47,814	10.27	02/19/26
	15,937	(11)	69,063	10.56	12/05/26
Marcia S. Kelbon, J.D., M.S.	75,000	(2)	—	6.05	03/28/20
	13,040	(6)	—	6.05	03/28/20
	87,529	(4)	—	4.10	01/08/22
	90,000	(5)	—	10.40	10/07/22
	97,031	(7)	6,469	9.37	09/25/23
	75,623	(9)	34,377	11.58	10/29/24
	34,999	(10)	45,001	10.27	02/19/26
	14,999	(11)	65,001	10.56	12/05/26

(1)	1/4 of the shares subject to this option award vested on December 30, 2008 and 1/48th of the shares subject to this option award vested each month thereafter.
(2)	The shares subject to this option award vested on a monthly basis in equal amounts over a four-year period that began on March 1, 2010.
(3)	The shares subject to this option award vested on a monthly basis in equal amounts over a four-year period that began on February 28, 2009.
(4)	The shares subject to this option award vested on a monthly basis in equal amounts over a four-year period that began on April 1, 2011.
(5)	The shares subject to this option award vested on a monthly basis in equal amounts over a four-year period that began on April 1, 2012.
(6)	The shares subject to this option award vested on a monthly basis in equal amounts over a four-year period that began on October 1, 2009.
(7)	The shares subject to this option award vest on a monthly basis in equal amounts over a four-year period that began on April 1, 2013.
(8)	1/4 of the shares subject to this option award vested on September 3, 2014 and 1/48th of the shares subject to this option award vest each month thereafter.
(9)	The shares subject to this option award vest on a monthly basis in equal amounts over a four-year period that began on April 1, 2014.

(10)	The shares subject to this option award vest on a monthly basis in equal amounts over a four-year period that began on April 1, 2015.
(11)	The shares subject to this option award vest on a monthly basis in equal amounts over a four-year period that began on April 1, 2016.

2016 Option Exercises and Stock Vested

The following table shows certain information regarding option exercises by our named executive officers during the year ended December 31, 2016.

	Number of
	Shares Acquired	Value Realized on
Name	on Exercise (#)	Exercise ($)(1)
Gregory A. Demopulos, M.D.	893,407	8,918,571
Michael A. Jacobsen	—	—
Marcia S. Kelbon, J.D., M.S.	171,375	1,919,438

(1)	Represents the difference between the closing price of our common stock on the date of exercise and the exercise price of the option award.

Potential Payments upon Termination or Change in Control

Pursuant to our employment agreement with Dr. Demopulos we are required to make payments to him upon termination of his employment in the circumstances described below. In addition, under the terms of our equity incentive plans, all of our named executive officers and significant employees are entitled to acceleration of vesting of their option awards upon a change in control. These arrangements are discussed below.

Employment Agreement with Gregory A. Demopulos, M.D.

Overview. We entered into an employment agreement with Dr. Demopulos dated April 7, 2010 related to his service as our president and chief executive officer. Pursuant to the terms of his employment agreement, Dr. Demopulos is an at-will employee and was entitled to receive an initial annual base salary of $600,000, which our compensation committee reviews at least annually. In December 2016, our compensation committee increased Dr. Demopulos’ annual base salary to $731,581 from $669,500, effective as of April 2016. We may not reduce Dr. Demopulos’ annual base salary without his consent. Dr. Demopulos is entitled to participate in awards under our equity compensation and/or equity incentive plans at a level and on terms commensurate with his position and responsibilities, and no less favorable than those applicable to chief executive officers of peer companies as reasonably determined by the compensation committee, taking into account the recommendation of our independent compensation consultants. Dr. Demopulos also is entitled to participate in any employee benefit and fringe benefit plans that we make available to our executive employees, such as our equity compensation plans, 401(k) plan, disability and life insurance and company-paid health insurance. We also have agreed to allow Dr. Demopulos to maintain his status as a board-eligible orthopedic and hand and microvascular surgeon, which includes his performance of surgical procedures on a limited basis, and have agreed to pay related malpractice insurance and professional fees, which were $10,619 in 2016. We believe that Dr. Demopulos’ ability to maintain his standing as a practicing surgeon is beneficial to our corporate objectives including, for example, providing him with insight in determining the strategic direction of the company and our specific drug development programs, as well as establishing relationships with key medical opinion leaders.

The employment agreement prohibits Dr. Demopulos from carrying on any business or activity, directly or indirectly, in direct competition with us or soliciting our employees to terminate their employment with us or to work with one of our competitors during his employment and for a period of up to two years following termination of his employment. In addition, the employment agreement prohibits him from soliciting or attempting to influence any of our customers or clients to purchase products from our competitors rather than our products.

The compensation due to Dr. Demopulos pursuant to his employment agreement in the event of the termination of his employment with us varies depending upon the nature of the termination.

Termination Without Cause or for Good Reason. Dr. Demopulos’ employment agreement provides that if we terminate his employment without “cause,” as defined below, or if he terminates his employment with us for “good reason,” as defined below, then until the earlier of (1) two years from the date of his termination and (2) his start date with a new employer that pays him an annual base salary at least equal to the annual base salary we paid to him prior to his termination (provided that if he terminates his employment for good reason because of a reduction in his annual base salary, then the annual base salary that will be measured will be the annual base salary we paid him prior to such reduction), we will be obligated to pay him on our regularly scheduled payroll dates on an annualized basis:

•

the annual base salary he was receiving as of his termination, provided that if he terminates his employment for good reason because of a reduction in his annual base salary, then the annual base salary we will be obligated to pay him will be his annual base salary in effect prior to such reduction; plus

•

the greater of (1) the average annual bonus he received in the preceding two calendar years and (2) any bonus he would have been entitled to in the year of his termination as determined by our board of directors in good faith.

In addition, if we terminate Dr. Demopulos’ employment without cause or if he terminates his employment with us for good reason, all of his unvested option awards will immediately vest and become exercisable until the maximum term of the respective option awards and all unvested restricted shares he holds will immediately vest. Dr. Demopulos and his eligible dependents may also continue to participate in all health plans we provide to our executive employees on the same terms as our employees for a period of up to two years from the date of his termination, unless his new employer provides comparable coverage.

“Cause” is defined under Dr. Demopulos’ employment agreement to mean:

•

his willful misconduct or gross negligence in the performance of his duties, including his refusal to comply in any material respect with the legal directives of our board of directors so long as such directives are not inconsistent with his position and duties, and such refusal to comply is not remedied within 10 working days after written notice from the board of directors;

•

dishonest or fraudulent conduct that materially discredits us, a deliberate attempt to do an injury to us or conduct that materially discredits us or is materially detrimental to our reputation, including conviction of a felony; or

•

his material breach, if incurable, of any element of his confidential information and invention assignment agreement with us, including without limitation, his theft or other misappropriation of our proprietary information.

Dr. Demopulos may terminate his employment for “good reason” if he terminates his employment with us within 120 days of the occurrence of any of the following events:

•	any material diminution in his authority, duties or responsibilities;
•	any material diminution in his base salary;
•	we relocate his principal work location to a place that is more than 50 miles from our current location; or
•	we materially breach his employment agreement.

If any of the above events have occurred as a result of our action, we will have 30 days from notice of such event from Dr. Demopulos to remedy the situation, in which case Dr. Demopulos will not be entitled to terminate his employment for good reason related to the event.

If Dr. Demopulos’ employment had been terminated without cause or if he had terminated his employment with good reason on December 30, 2016, he would have been entitled to receive an annual base salary of $731,581, payable on a bi-monthly basis over a period of up to two years from the date of termination. In addition, option awards with a value of $12,031 would automatically vest upon his termination, which is the difference between $9.92, the closing trading price of our common stock on December 30, 2016, and the exercise price of the outstanding option awards held by Dr. Demopulos with an exercise price less of than $9.92 per share, multiplied by the number of shares subject to each such option award that would have vested on his termination date.

Dr. Demopulos and his eligible dependents would also be entitled to participate in the health plans we provide to our employees for a period of up to two years from the date of his termination at a cost to us of approximately $14,742.

Termination for Cause, Voluntary Termination, Death or Disability. If we terminate Dr. Demopulos’ employment for cause, if he voluntarily terminates his employment with us other than for good reason, or if his employment is terminated as a result of his death or “disability,” as defined below, Dr. Demopulos will be entitled to receive payments for all earned but unpaid salary, bonuses and vacation time, but he will not be entitled to any severance benefits.

“Disability” is defined under Dr. Demopulos’ employment agreement as his inability to perform his duties as the result of his incapacity due to physical or mental illness, and such inability, which continues for at least 120 consecutive calendar days or 150 calendar days during any consecutive 12-month period, if shorter, after its commencement, is determined to be total and permanent by a physician selected by us and our insurers and acceptable to Dr. Demopulos.

Second Amended and Restated 1998 Stock Option Plan and 2008 Equity Incentive Plan

Pursuant to our Second Amended and Restated 1998 Stock Option Plan, or 1998 Plan, and our 2008 Plan, in the event of a change in control, as separately defined in each equity plan, the vesting of option awards issued pursuant to such plans and held by our then-current employees, including those held by Dr. Demopulos, Mr. Jacobsen and Ms. Kelbon, will be accelerated to the extent of 50% of the remaining unvested shares. If there is no assumption or substitution of outstanding option awards by the successor corporation in the change in control, the option awards will become fully vested and exercisable immediately prior to the change in control. In addition, if within 12 months following a change in control Dr. Demopulos, Mr. Jacobsen, Ms. Kelbon or another significant employee is terminated without “cause” or as a result of a “constructive termination,” as such terms are defined below, any outstanding option awards held by him or her, as applicable, that we issued pursuant to the 1998 Plan or 2008 Plan will become fully vested and exercisable. The amounts under these plans that our named executive officers would have received under each of these scenarios appear in the table below. The 2008 Plan and 1998 Plan define key terms relating to the change in control provisions as follows:

•	a “change in control” means a proposed sale of all or substantially all of our assets, or the merger of us with or into another corporation, or other change in control;
•

a termination for “cause” means a termination of an employee for any of the following reasons: (1) his or her willful failure to substantially perform his or her duties and responsibilities to us or a deliberate violation of a company policy; (2) his or her commission of any act of fraud, embezzlement, dishonesty or any other willful misconduct that has caused or is reasonably expected to result in material injury to us; (3) unauthorized use or disclosure by him or her of any proprietary information or trade secrets of ours or any other party to whom he or she owes an obligation of nondisclosure as a result of his or her relationship with us; or (4) his or her willful breach of any of his or her obligations under any written agreement or covenant with us; and

•

a “constructive termination” means the occurrence of any of the following events: (1) there is a material adverse change in an employee’s position causing such position to be of materially reduced stature or responsibility; (2) a reduction of more than 30% of an employee’s base compensation unless in connection with similar decreases of other similarly situated employees; or (3) an employee’s refusal to comply with our request to relocate to a facility or location more than 50 miles from our current location; provided that in order for an employee to be constructively terminated, he or she must voluntarily terminate his or her employment within 30 days of the applicable material change or reduction.

Equity Acceleration Upon a Change in Control

The following table summarizes the value that Dr. Demopulos, Mr. Jacobsen and Ms. Kelbon would have derived from the acceleration of outstanding equity awards had a change in control (and certain other events, as applicable) occurred on December 30, 2016. The amounts below represent the difference between $9.92, the closing trading price of our common stock on December 30, 2016, and the exercise price of the option awards with an exercise price of less than $9.92 per share held by these individuals, multiplied by the number of shares subject to such option awards that would have vested pursuant to the terms of the 2008 Plan and 1998 Plan on December 30, 2016 upon the occurrence of each of the events identified in the table below.

			Termination Without Cause or
	Option Awards	Option Awards	Constructive Termination
	Assumed by	Not Assumed	Within 12 Months of
Name	Successor ($)	by Successor ($)	Change in Control ($)
Gregory A. Demopulos, M.D.	6,016	12,031	12,031
Michael A. Jacobsen	4,744	9,488	9,488
Marcia S. Kelbon, J.D., M.S.	1,779	3,558	3,558

TRANSACTIONS WITH RELATED PERSONS

The following is a summary of transactions since January 1, 2016 to which we have been a party in which the amount involved exceeded $120,000 and in which any of our executive officers, directors or beneficial holders of more than five percent of our capital stock had or will have a direct or indirect material interest, other than compensation arrangements which are described elsewhere in this proxy statement.

Technology Transfer Agreements

We are party to a June 1994 technology transfer agreement with Gregory A. Demopulos, M.D. pursuant to which he irrevocably transferred to us all of his intellectual property rights in our PharmacoSurgery® platform. In December 2001, we entered into a second technology transfer agreement with Dr. Demopulos pursuant to which he irrevocably transferred to us all of his intellectual property rights in our Chondroprotective program, around which we have suspended activity due to resource prioritization but continue to maintain our related intellectual property rights. Other than his rights as a shareholder, Dr. Demopulos has not retained any rights to our PharmacoSurgery platform or Chondroprotective program, except that if we file for liquidation under Chapter 7 of the U.S. Bankruptcy Code or voluntarily liquidate or dissolve, other than in connection with a merger, reorganization, consolidation or sale of assets, Dr. Demopulos and another individual have the right to repurchase the PharmacoSurgery and Chondroprotective intellectual property at their respective then-current fair market values.

Insurance Policies

In 2016 we purchased group insurance policies (i.e., medical, dental, vision, disability and life) for our employees through Group Solutions Northwest, LLC, or Group Solutions, for which we paid policy premiums of approximately $2.3 million in 2016. Group Solutions received commissions from the sale of these policies of approximately $100,000, or less than 10% of its 2016 revenues. The owner and chief executive officer of Group Solutions is Gary Aspiri, the son of Ray Aspiri, one of our directors. The audit committee evaluated this transaction and ratified and approved its terms, concluding that the premiums we paid, and commissions received by Group Solutions, were consistent with terms we could expect to obtain for comparable insurance coverage from an unrelated third party. The board of directors considered this transaction when evaluating Ray Aspiri’s independence under Nasdaq listing standards and applicable SEC rules and concluded that the transaction did not affect his status as an independent director or his ability to serve on the audit committee and compensation committee. Ray Aspiri did not participate in the proceedings of the audit committee or board of directors related to this transaction.

Indemnification Agreements

We have entered and expect to continue to enter into agreements to indemnify our directors, executive officers and other employees as determined by the board of directors. With certain exceptions, these agreements provide for indemnification for expenses including, among other things, attorneys’ fees, judgments, fines and settlement amounts incurred by any of these individuals in any action or proceeding relating to their service to Omeros.

Policies and Procedures for Related-Party Transactions

We have adopted a written policy that prohibits our executive officers, directors and director nominees and principal shareholders, including their immediate family members, from entering into a related-party transaction with us without the approval of our audit committee. Any request for us to enter into a transaction with an executive officer, director or director nominee, principal shareholder, or any of such persons’ immediate family members, in which such party had, has or will have a direct or indirect material interest and where the amount involved exceeds $120,000, other than certain excluded transactions including those involving compensation for services provided to us as an executive officer or director, must be presented to our audit committee for review, consideration and approval. All of our directors and executive officers are required to report to our audit committee any such related-party transaction. In considering the proposed related-party transaction, our audit committee will consider the relevant facts and circumstances available and deemed relevant to the audit committee, including, whether the transaction is fair to us, whether there are business reasons to enter into the transaction and whether the terms of the transaction would be similar if the transaction did not involve a related party, whether the transaction would impair the independence of a non-employee director, the materiality of the transaction and whether the transaction would present an improper conflict of interest between us and the related party.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock at April 1, 2017, for: each person who we know beneficially owns more than five percent of our common stock; each of our directors; each of our named executive officers; and all of our directors and named executive officers as a group.

We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws. Applicable percentage ownership is based on 43,937,031 shares of common stock outstanding at April 1, 2017. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed to be outstanding all shares of common stock subject to options held by that person that are currently exercisable or exercisable within 60 days of April 1, 2017. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

Unless otherwise indicated, the address of each person who owns more than five percent of our common stock listed in the table below is c/o Omeros Corporation, The Omeros Building, 201 Elliott Avenue West, Seattle, Washington 98119.

		Number of
		Shares		Percent of Class
	Exercisable	Beneficially		Beneficially
Name and Address of Beneficial Owner	Stock Options(1)	Owned(2)		Owned
5% Security Holders:
Ingalls & Snyder, LLC(3)	—	5,097,510		11.6%
BlackRock, Inc.(4)	—	3,234,999		7.4%
Executive Officers and Directors:
Gregory A. Demopulos, M.D.	2,024,007	3,908,992	(5)	8.5%
Michael A. Jacobsen	243,621	243,621		*
Marcia S. Kelbon, J.D., M.S.	519,838	688,479		1.5%
Ray Aspiri	15,000	242,178	(6)	*
Thomas J. Cable	40,000	83,067		*
Peter A. Demopulos, M.D.	28,334	377,898	(7)	*
Arnold C. Hanish	30,000	32,400		*
Leroy E. Hood, M.D., Ph.D.	40,000	94,390		*
Rajiv Shah, M.D.	5,000	5,000		*
All executive officers and directors as a group (9 persons)	2,945,800	5,676,025		12.1%

*	Less than 1%
(1)	Represents shares that could be purchased pursuant to the exercise of option awards vested as of and within 60 days of April 1, 2017.
(2)	Represents outstanding shares plus the options set forth in the previous column.
(3)

Derived from amount reported in Amendment No. 5 to Schedule 13G filed with the SEC on February 14, 2017. The address of Ingalls & Snyder, LLC is 1325 Avenue of the Americas, New York, NY 10019. The Schedule 13G/A indicates that Ingalls & Snyder, LLC has shared dispositive power, but lacks voting power, over the shares. The Schedule 13G/A filed by the reporting person provides information as of December 31, 2016 and, consequently, the beneficial ownership of the reporting person may have changed between December 31, 2016 and the date of this proxy statement.

(4)

Derived from amount reported in Amendment No. 2 to Schedule 13G filed with the SEC on January 25, 2017. The address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055. The Schedule 13G/A indicates that BlackRock, Inc. has sole voting power over 3,164,866 shares of common stock and sole dispositive power over 3,234,999 shares of common stock. The Schedule 13G/A filed by the reporting person provides information as of December 31, 2016 and, consequently, the beneficial ownership of the reporting person may have changed between December 31, 2016 and the date of this proxy statement.

(5)	Dr. Demopulos has pledged 1,884,985 of his outstanding shares of common stock as collateral for a line of credit as described in “Hedging and Pledging Policy” above in this proxy statement.
(6)	Includes 186,872 shares of common stock held by Aspiri Enterprises LLC, of which Mr. Aspiri is the managing partner and a member.
(7)

Includes 164,382 shares of common stock held by The Demopulos Family Trust, of which Dr. Peter Demopulos is the trustee and a beneficiary along with his mother and sister. Such shares are pledged as collateral for a line of credit as described in “Hedging and Pledging Policy” above in this proxy statement. Dr. Peter Demopulos disclaims beneficial ownership of the shares held by The Demopulos Family Trust except to the extent of his pecuniary interest therein.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our officers and directors and persons who own more than 10% of a registered class of our equity securities to file reports of ownership on Form 3 and changes in ownership on Form 4 or Form 5 with the SEC. Such officers, directors and 10% shareholders are also required to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of the copies of such forms, we believe that during the 2016 fiscal year all Section 16(a) filing requirements applicable to our officers, directors and 10% shareholders were satisfied.

PROPOSAL 4 — OMEROS CORPORATION 2017 OMNIBUS INCENTIVE COMPENSATION PLAN

Overview

Our board of directors is requesting shareholder approval of the Omeros Corporation 2017 Omnibus Incentive Compensation Plan, or the 2017 Plan, at the 2017 Annual Meeting. The 2017 Plan will become effective when and if approved by our shareholders. The 2017 Plan is attached as Appendix A to this Proxy Statement and is incorporated herein by reference in its entirety.

We currently maintain the 2008 Plan, which is scheduled to expire in February 2018. As of April 1, 2017, a total of 10,815,448 shares of common stock were subject to outstanding awards under the 2008 Plan, 172,255 shares of common stock were subject to outstanding awards under our other equity plans, and an additional 1,014,882 shares of our common stock were available for the issuance of new awards under the 2008 Plan. In addition, if the 2008 Plan were to remain in effect, we expect that an additional 1,785,714 shares of our common stock would become available for issuance under the 2008 Plan on January 1, 2018. If the 2017 Plan is approved by our shareholders, we will not grant any new awards under the 2008 Plan after the 2017 Annual Meeting and, consequently, the increase in shares available for issuance under the 2008 Plan on January 1, 2018 described above would have no effect. If shareholders approve the 2017 Plan, the termination of our grant authority under the 2008 Plan will not affect awards then outstanding under the 2008 Plan.

If shareholders do not approve the 2017 Plan, we will continue to have the authority to, and expect that we will, grant awards under the 2008 Plan prior to its expiration. As equity compensation is a significant component of our compensation package for employees and executives, we expect that the expiration of the 2008 Plan without a shareholder-approved replacement plan would negatively affect morale and our ability to retain employees and executives, particularly after the expiration date of the 2008 Plan. Under these circumstances, we may be forced to significantly raise cash compensation in order to address retention concerns, which could have a material adverse effect on our business, results of operations and financial condition.

Why We are Asking our Shareholders to Approve the 2017 Plan

We believe that equity-based compensation is fundamental to our attracting, retaining and motivating highly-qualified dedicated employees who have the skills and experience required to achieve our business goals, provides a strong link to our long-term performance, creates an ownership culture and generally aligns the interests of our executives and other employees with our shareholders. We have worked closely with Compensia to design the 2017 Plan to meet our internal compensation objectives, as well as the interests of our shareholders, as more fully described below.

The board of directors has approved and recommended to our shareholders approval of the 2017 Plan for several reasons. In addition to the fact that the 2008 Plan would expire, by its terms, in February 2018, the number of shares currently available under the 2008 Plan is not sufficient to allow us to carry out our objectives of providing meaningful equity compensation to our employees beyond February 2018. To address this concern, the 2017 Plan provides for 3,600,000 shares of common stock, which the board of directors believes is the number of shares that will be needed to meet our objectives for providing equity incentive compensation until the 2019 annual meeting of shareholders, at which time we expect to seek approval of an increase in the number of reserved shares under the 2017 Plan.

In addition, the 2017 Plan has been designed to include a number of provisions for the protection of shareholders that are not present in the 2008 Plan, as described below.

Important Aspects of our 2017 Plan Designed to Protect our Shareholders’ Interests

The 2017 Plan includes a number of features designed to protect our shareholders’ interests and reflect corporate governance best practices, including the following:

•

Shareholder approval required for additional shares. The 2017 Plan authorizes a pool of 3,600,000 shares of our common stock. As noted above, this share pool will likely only be sufficient for approximately a two-year period. Shareholder approval will be required to issue any additional shares and our shareholders will have direct input on any increase in the numbers of shares of common stock issuable under the 2017 Plan. Our 2008 Plan, which has been in effect since the company’s initial public offering, provides for an annual “evergreen” increase of the lesser of 5% percent of shares outstanding at year end or 1,785,714 shares, but this feature has not been incorporated in the 2017 Plan.

•

Fungible Plan Design. The 2017 Plan uses a so-called “fungible share pool” design. We have adopted this plan design after consultation with advisors to determine what structure would best align the interests of the company and its shareholders. This plan structure offers the company flexibility in determining what types of equity awards are best suited for its needs within the overall authorized 3,600,000 share pool. At the same time, this structure recognizes that certain types of awards may be more valuable than others. Accordingly, for purposes of determining the number of shares available under the 2017 Plan, so-called “full-value” awards (stock-based awards other than stock options and stock appreciation rights) will be counted against the authorized share pool differently than stock options and stock appreciation rights. Each share of our common stock issued pursuant to a stock option or stock appreciation right will reduce the number of shares available out of the authorized share pool by one share. However, each share issued pursuant to full value awards will reduce the number of shares available out of the authorized share pool by 1.5 shares. For example, this means that, for every 100 shares of restricted stock issued by us under the 2017 Plan, the number of shares available under the 2017 Plan will be reduced by 150 shares.

•

Prohibition of repricing of stock options and stock appreciation rights without shareholder approval. The 2017 Plan prohibits the repricing of outstanding stock options and stock appreciation rights, whether by amending an existing award or by substituting a new award at a lower price, or by any other action that would be treated as a repricing for accounting purposes, unless we obtain shareholder approval. Although the 2008 Plan does not include this restriction, we have never repriced or cashed out out-of-the-money awards under the 2008 Plan and determined that it would be in the best interests of the company and shareholders to include these restrictions in the 2017 Plan.

Summary of the 2017 Plan

The following is a description of the principal terms of the 2017 Plan. The summary is qualified in its entirety by the full text of the 2017 Plan.

Plan Administration

The 2017 Plan will be administered by the board of directors, the compensation committee or by a similar committee performing the functions of the compensation committee and that is comprised solely of at least two outside directors. We refer to this administering body as the plan administrator. The plan administrator has full power to select, from among the individuals eligible for awards, the individuals to whom awards will be granted, to make any combination of awards to participants and to determine the specific terms and conditions of each award, subject to the provisions of the 2017 Plan. The plan administrator may delegate the administrative responsibilities of the 2017 Plan and the board of directors may also delegate to the company’s chief executive officer a portion of its authority to grant awards, subject to a specified set of limitations.

Eligibility and Limitations on Grants

Persons eligible to participate in the 2017 Plan will be directors, officers, employees, consultants, advisors and other service providers of the company and its subsidiaries, as selected from time to time by the plan administrator. As of April 1, 2017, approximately 154 employees and non-employee directors would be eligible to participate in the 2017 Plan.

The maximum aggregate number of shares of common stock that may be granted under the 2017 Plan is 3,600,000 shares. For purposes of calculating the maximum number of shares that may be issued pursuant to all awards under the 2017 Plan, every one share issuable pursuant to the exercise of a stock option or stock appreciation right shall count as one share, and every one share underlying restricted stock, restricted stock units, or other stock-based awards shall count as 1.5 shares. In addition, shares of common stock tendered or held back, upon the exercise of a stock option or the settlement of an award, to cover the exercise price or the payment of taxes (and shares otherwise forfeited or repurchased upon a forfeiture) will be available for future issuance under the 2017 Plan.

The maximum aggregate number of shares of common stock that may be delivered pursuant to incentive stock options, or ISOs, granted under the 2017 Plan is 3,600,000 shares.

The 2017 Plan also provides certain limits on the number of shares subject to performance-based awards that an individual may receive in any one year. For performance-based awards (other than stock options and stock appreciation rights) settled in shares of common stock, the maximum aggregate number of shares of common stock that may be granted to any participant in any fiscal year is 2,400,000 shares. For performance-based awards that are settled in cash based on the fair market value of a share of common stock, the maximum aggregate amount of cash that may be paid to any participant in any fiscal year will be the fair market value as of the applicable vesting or payment date multiplied by 2,400,000 shares. For all other performance-based awards that are settled in cash or property, the maximum amount payable to any participant in any fiscal year is $5,000,000.

The maximum aggregate number of shares of common stock subject to stock options that are designated as performance-based awards granted to any participant in any fiscal year is 3,600,000 shares. The maximum aggregate number of shares of common stock subject to stock appreciation rights that are designated as performance-based awards granted to any participant in any fiscal year is 3,600,000 shares.

Stock Options

Stock options may be granted under the 2017 Plan pursuant to option agreements. The 2017 Plan permits the grant of stock options that are intended to qualify as ISOs and options that are not intended to qualify as ISOs, which are commonly referred to as “nonstatutory” or “non-qualified” stock options. Generally, ISOs may be granted only to employees of the company and its subsidiaries. The differing tax treatment of ISOs and non-qualified stock options is discussed below under “Material U.S. Federal Income Tax Consequences of Participation in the 2017 Plan.”

The exercise price of a non-qualified stock option may not be less than 100% of the fair market value of the common stock subject to the stock option on the date of grant. The exercise price of an ISO may not be less than 100% of the fair market value of the common stock subject to the stock option on the date of grant and, in some cases, may not be less than 110% of such fair market value. The 2017 Plan generally prohibits the repricing of outstanding stock options and the exchange of cash or other securities for out-of-the money awards without prior shareholder approval. The term of stock options granted under the 2017 Plan may not exceed 10 years and, in some cases, may not exceed five years.

Acceptable forms of consideration for the purchase of our common stock pursuant to the exercise of a stock option under the 2017 Plan will be determined by the plan administrator and may include payment by cash, certified or bank check, promissory note or consideration under a broker-assisted (or other) cashless exercise program. The plan administrator may also accept payment in the form of unrestricted common stock already owned by the optionee of the same class of common stock subject to the stock option; provided, however, that in the case of an incentive stock option, the right to make payment in the form of already owned shares of common stock of the same class as the common stock subject to the incentive stock option may be authorized only at the time the incentive stock option is granted.

After termination of an employee, director or consultant, he or she may exercise his or her option award for the period of time stated in the option agreement and plan. Unless otherwise specified in an option agreement or otherwise, if termination is due to death or disability, the option will remain exercisable for twelve months and, in all other cases, the option will remain exercisable for three months. However, an option may not be exercised later than the expiration of its term.

Stock Appreciation Rights

Stock appreciation rights may be granted under the 2017 Plan pursuant to stock appreciation right agreements. Each stock appreciation right is denominated in common stock equivalents. The strike price of each stock appreciation right will be determined by the plan administrator, but will in no event be less than 100% of the fair market value of the common stock subject to the stock appreciation right on the date of grant. The 2017 Plan generally prohibits the repricing of stock appreciation rights or the exchange of cash or other securities for out-of-the-money awards without prior shareholder approval. The plan administrator may also impose restrictions or conditions upon the vesting of stock appreciation rights that it deems appropriate. The appreciation distribution payable upon exercise of a stock appreciation right may be paid in shares of our common stock, in cash or in a combination of cash and stock at the election of the plan administrator. Stock appreciation rights expire under the same rules that apply to stock options.

Restricted Stock Awards

Restricted stock may be granted under our 2017 Plan. Restricted stock awards are shares of our common stock that vest in accordance with terms and conditions established by the plan administrator. The plan administrator will determine the number of shares of restricted stock granted to any employee. The plan administrator may impose whatever conditions to vesting it determines to be appropriate. For example, the plan administrator may set restrictions based on the achievement of specific performance goals. Shares of restricted stock that do not vest will revert to the company.

Restricted Stock Units

Restricted stock units may be granted under our 2017 Plan. Restricted stock units are awards of restricted stock, performance shares or performance units that are paid out in installments or on a deferred basis. The plan administrator determines the terms and conditions of restricted stock units including the vesting criteria and the form and timing of payment.

Performance Units and Shares

Performance units and performance shares may be granted under our 2017 Plan. Performance units and performance shares are awards that will result in a payment to a participant only if performance goals established by the plan administrator are achieved or the awards otherwise vest. The plan administrator will establish organizational or individual performance goals in its discretion, which, depending on the extent to which they are met, will determine the number and/or the value of performance units and performance shares to be paid out to participants. Performance units shall have an initial dollar value established by the plan administrator prior to the grant date. Performance shares will have an initial value equal to the fair market value of our common stock on the grant date. Payment for performance units and performance shares may be made in cash or in shares of our common stock with equivalent value, or in some combination, as determined by the plan administrator.

Performance-Based Compensation Awards

The 2017 Plan allows, but does not require, us to grant performance stock and cash awards that may qualify as performance-based compensation that is not subject to the $1.0 million limitation on the income tax deductibility of compensation paid per covered employee imposed by Section 162(m) of the Code.

A performance-based award is an award the vesting of which is contingent upon the achievement of certain performance goals over a specified period of time. The plan administrator may condition the performance award upon the continued service of the participant and the provisions of performance awards need not be the same with respect to each participant. The plan administrator will determine the number of performance shares or units that have been earned at the end of a performance cycle. Performance awards are payable in shares of our common stock or cash, at the election of the plan administrator.

Other Awards

The plan administrator is permitted to grant other awards of cash or our common stock or awards that are valued in whole or in part by reference to, or are otherwise based upon, common stock, including, without limitation, dividend equivalents. In addition, the plan administrator is permitted to grant cash incentive awards under the 2017 Plan.

Transferability of Awards

Unless the administrator provides otherwise, the 2017 Plan generally does not allow for the transfer of awards during a participant’s lifetime and only the recipient of an award may exercise an award during his or her lifetime.

Change in Control Provisions

Under the 2017 Plan, in the case of a merger or Change in Control (as defined in the 2017 Plan), unless provided otherwise provided by the plan administrator, if awards are not assumed or substituted for awards issued by the successor that are comparable:

•	All outstanding stock options and stock appreciation rights will immediately become fully vested and exercisable.
•	All restrictions on restricted stock and restricted stock units will lapse.
•	All outstanding performance awards will be considered earned and payable in full at the target performance goal level.

In addition, in the event that the employment of a participant is terminated without Cause (as defined in the 2017 Plan), or there is a Constructive Termination (as defined in the 2017 Plan), in connection with, or within twelve months following, a Change in Control, all outstanding stock options and stock appreciation rights of such person will immediately become fully vested and exercisable, all restrictions on restricted stock and restricted stock units will lapse, and all performance goals or other vesting requirements for performance shares and units will be deemed achieved, and all other terms and conditions met.

In the event the service of a non-employee director is terminated on or following a change in control, other than pursuant to a voluntary resignation, his or her options and stock appreciation rights will fully vest and become immediately exercisable, all restrictions on restricted stock and restricted stock units will lapse, and all performance goals or other vesting requirements for performance shares and units will be deemed achieved, and all other terms and conditions met.

Potential Clawback of Awards

Any performance-based award made to a covered employee under the 2017 Plan is subject to any clawback policy that the board of directors may approve as required by applicable law or by applicable stock exchange listing standards. Such a policy could require a covered employee to forfeit a performance-based award, repay a portion of a performance-based award or otherwise make payments under certain circumstances involving misconduct by such employee. As of the date of this Proxy Statement, the board of directors has not adopted a clawback policy.

Tax Withholding

Participants in the 2017 Plan are responsible for the payment of any federal, state, local or foreign taxes that we are required by law to withhold upon any option exercise or vesting of other awards. Unless otherwise determined, withholding obligations may be settled with common stock, including common stock that is part of the award that gives rise to the withholding requirement.

Amendments and Termination

The board of directors may amend, alter or discontinue the 2017 Plan, but no amendment, alteration or discontinuation will be made that would impair the rights of a recipient under an award without such recipient’s consent. We will obtain shareholder approval for any amendment to the 2017 Plan to the extent required by applicable law and listing requirements.

Material U.S. Federal Income Tax Consequences of Participation in the 2017 Plan

The following is a brief summary of the material U.S. Federal income tax consequences associated with awards under the 2017 Plan, based on current U.S. Federal income tax laws and Treasury regulations promulgated thereunder, all as in effect or existence as of the date of this proxy statement. We have not sought, nor do we intend to seek, any ruling from the U.S. Internal Revenue Service with respect to the statements made in this section. This summary is not intended to be exhaustive, does not constitute tax advice and, among other things, does not describe state, local or foreign tax consequences. Moreover, the tax effects of participation in the 2017 Plan may vary depending on the facts and circumstances pertaining to each participant. Each participant who receives an award under the 2017 Plan should consult his or her own tax advisor with respect to his or her individual tax position and the effect of any legislative revisions on such position.

Unrestricted Stock. Generally, a participant receiving an award of unrestricted stock will recognize taxable income at the time unrestricted stock is granted. The taxable income will equal the excess of the fair market value of the unrestricted stock on the grant date over any amount the participant pays for the unrestricted stock. We generally will be entitled to an income tax deduction equal to the amount of ordinary income a participant recognizes in connection with an award of unrestricted stock.

Restricted Stock. The grant of restricted stock generally does not result in taxable income to a participant or a tax deduction for us. At the time the restrictions expire, however, a participant will realize ordinary taxable income in an amount equal to the fair market value of the stock on the date the restrictions expire. However, a participant may instead elect to include the value of the stock in income at the time of grant by making a “section 83(b) election.” If the participant later forfeits the restricted stock, the participant will not be able to deduct the amount previously recognized as income (although he or she might be able to claim a capital loss equal to any amount actually paid for the shares). We generally will be entitled to an income tax deduction equal to the amount of ordinary income a participant recognizes in connection with an award of restricted stock. The deduction generally will be allowed for the taxable year in which the participant recognizes such ordinary income. In addition, during or after the restriction period (depending on whether the dividends are paid to the individuals or accumulated), a participant will be taxed on the dividends paid with respect to restricted stock as compensation, and we will be entitled to a corresponding deduction in the year the dividends were paid. However, if a participant makes a section 83(b) election to be taxed on the value of a restricted stock award granted when the award is granted, dividends paid with respect to the award will be taxed as dividends and will not be deductible by us.

Incentive Stock Options. ISOs are intended to meet the requirements of Section 422 of the Code. Generally, the grant of an ISO does not result in taxable income to the participant or a tax deduction for us. The exercise of an ISO will not result in ordinary taxable income to the participant (although the difference between the exercise price and the fair market value of the common stock subject to the ISO may result in alternative minimum tax liability to the participant) and we will not be allowed a deduction at any time in connection with such award, if the following conditions are met:

•	at all times during the period beginning with the date of the grant and ending on the day three months before the date of exercise, the participant is an employee of our company or an affiliate; and
•	the participant makes no disposition of stock within two years from the date of grant or within one year after the stock is transferred to the participant.

The three-month period is extended to one year in the event of disability and is waived in the event of death of the participant. If the stock is sold by the participant after meeting these conditions, any gain realized over the exercise price ordinarily will be treated as long-term capital gain, and any loss will be treated as long-term capital loss, in the year of the sale.

If the participant fails to comply with the employment or holding period requirements discussed above, the participant will recognize ordinary taxable income in an amount equal to the lesser of:

•	the excess of the fair market value of the common stock subject to the ISO on the date of exercise over the exercise price; or
•

if the employment period (but not the holding period) described above is satisfied and if the disposition occurs in an arm’s length sale or exchange with an unrelated party, the excess of the amount realized upon such disposition over the exercise price.

If the participant realizes ordinary taxable income on account of such a disqualifying disposition (described above), a corresponding deduction will be allowed to us for the same year.

If a participant pays the exercise price for an ISO with common stock already owned and the participant receives back a larger number of shares, a number of shares of common stock equal to the number of shares used to pay the exercise price will have a tax basis equal to that of the stock originally used to pay the exercise price. The additional newly acquired shares of common stock will have a tax basis of zero. The ISO holding period for the newly acquired common stock will begin on the exercise date. The tax on disposition will be as described above. If the participant uses shares obtained on exercise of an ISO before the end of the incentive stock option holding period for those shares, the participant will be taxed on those shares as though he or she had sold those shares at that time.

Nonqualified Stock Options. Non-qualified options are options that are not intended to meet the requirements of Section 422 of the Code. Generally, the grant of a nonqualified stock option does not result in taxable income to the participant or a tax deduction for us. Upon exercise of a nonqualified stock option, the participant will generally realize compensation taxable as ordinary income in an amount equal to the difference between the exercise price and the fair market value of the common stock subject to the stock option on the date of exercise, and we will be entitled to a corresponding deduction for the same year. The participant’s basis in such shares will be the fair market value on the date income is realized, and when the participant disposes of the shares he or she will recognize capital gain or loss, either long-term or short-term, depending on the holding period of the shares.

If a participant who exercises a nonqualified stock option pays the exercise price by tendering common stock and receives a larger number of shares back, the participant will realize taxable income in an amount equal to the fair market value of the additional common stock received on the date of exercise, less any cash paid in addition to the shares tendered. Upon a subsequent sale of the common stock, the number of shares equal to the number delivered as payment of the exercise price will have a tax-basis equal to that of the shares originally tendered. The additional newly acquired common stock obtained upon exercise of the nonqualified stock option will have a tax basis equal to the fair market value of such common stock on the date of exercise.

Stock Appreciation Rights. Generally, the grant of a stock appreciation right does not result in taxable income to the participant or a tax deduction for us. Upon exercise of a stock appreciation right, the participant will generally realize ordinary taxable income in an amount equal to the excess of the fair market value of the common stock on the date the stock appreciation right is exercised over the exercise price of the stock appreciation right, and we will be entitled to a corresponding deduction for the same year.

Performance Shares and Performance Units. The grant of a performance share or performance unit does not result in taxable income to the participant or a tax deduction for us. Upon the expiration of the applicable performance period and receipt of the common stock distributed in payment of the award or an equivalent amount of cash, the participant will realize ordinary taxable income equal to the full fair market value of the common stock delivered or the amount of cash paid. At that time, we generally will be allowed a corresponding tax deduction for the same year equal to the compensation taxable to the participant.

Dividend Equivalents and Dividends on Restricted Stock. Dividend equivalents and dividends on restricted stock generally are taxed as compensation when they are paid to the participant, and we receive a corresponding deduction for the same year. If a participant elects to be taxed on the value of a restricted stock award when the award is granted, dividends paid with respect to the award will be taxed as dividends and will not be deductible by us.

Restricted Stock Units. A recipient of a restricted stock unit award realizes ordinary income when the award is settled in shares or cash. The ordinary income realized on the payment date equals the full fair market value of the common stock or other property delivered or the amount of cash paid. At that time, we generally will be allowed a corresponding tax deduction for the same year equal to the compensation taxable to the participant.

Other Cash Incentive Awards. A recipient of a cash incentive award realizes ordinary income when the award is paid in cash. The ordinary income realized on the amount of cash paid. At that time, we generally will be allowed a corresponding tax deduction for the same year equal to the compensation taxable to the participant.

Section 409A. Section 409A of the Code applies to amounts that are considered “non-qualified deferred compensation.” If a deferred compensation arrangement, including certain awards that may be issued under the 2017 Plan, does not meet the requirements of Section 409A of the Code, the timing of taxation for these amounts could be accelerated (meaning these amounts could become immediately taxable). Also, an additional 20% income tax, as well as penalties and interest, could be imposed upon the applicable participants in the 2017 Plan. Although the plan administrator intends to administer the 2017 Plan so that awards will be exempt from, or will comply with, the requirements of Section 409A of the Code, we do not warrant that any award under the 2017 Plan will qualify for favorable tax treatment under Section 409A of the Code or any other provision of federal, state, local or foreign law.

Parachute Payments. In the event any payments or rights accruing to a participant upon a change in control (as described under “Change in Control Provisions” above), including any payments or vesting under the 2017 Plan triggered by a change in control, constitute “parachute payments” under Section 280G of the Code, depending upon the amount of such payments and the other income of the participant, the participant may be subject to an excise tax (in addition to ordinary income tax), and we may be disallowed a deduction for the amount of the actual payment.

Application of Section 162(m) of the Code

Approval of the 2017 Plan by shareholders will permit, but not require, us to grant awards under the 2017 Plan that qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code. Section 162(m) places a limit of $1,000,000 on the amount we may deduct in any one year for compensation paid to our “covered employees.” Covered employees under Section 162(m) generally consist of our CEO and each of our three most highly-compensated executive officers other than our CEO and CFO. If, however, an award qualifies as “performance-based compensation” it is excluded for purposes of calculating the amount of compensation subject to the $1,000,000 limit. Both stock options and stock appreciation rights granted under the 2017 Plan, if so designated, are intended to qualify as “performance-based compensation” under Section 162(m).

A performance award (other than a stock option or stock appreciation right) will qualify as “performance-based compensation” if, among other requirements, the payment of the award is contingent upon the achievement, as determined by the compensation committee, of the one or more performance goals established by the compensation committee at the inception of the performance period and based on the performance criteria specified in the 2017 Plan.

Approval by shareholders of the 2017 Plan will constitute approval of the following performance criteria listed in the 2017 Plan: net sales or revenues; operating income; pre- or after-tax income; operating profit minus capital charges; cash flow, including operating cash flow, free cash flow, cash flow return on equity and cash flow return on investment; net income; earnings per share; earnings before interest and taxes; earnings before interest, taxes, depreciation and/or amortization; return on equity; return on invested capital; asset management and/or return on assets; economic value added (or an equivalent measure); share price performance; total shareholder return; debt reduction; capital expenditures; improvement in or achievement of expense levels and/or cost savings; improvement in or achievement of working capital levels and/or cost of capital; innovation as measured by a percentage of sales of new products; market and/or category share; clinical achievements (including without limitation initiating or completing phases of clinical studies); improvements in sample and test processing times; successful litigation outcomes; budget management; submission to, or approval by, a regulatory body (including, but not limited to, the U.S. Food and Drug Administration) of an applicable filing or a product; regulatory or testing milestones; research progress, including without limitation the development of programs; productivity measurements and/or ratios; completion and/or integration of acquisitions of businesses or companies; completion of licensing transactions; development and/or acquisition of intellectual property; completion of divestitures and asset sales; strategy development and implementation; process reliability and/or safety; talent management and/or succession planning; employee and/or customer engagement; corporate social responsibility and/or diversity; and any combination of any of the foregoing business criteria.

Performance goals established using the foregoing criteria may be applied on a corporate-wide basis or with respect to one or more business units, divisions, subsidiaries or other affiliates, or to compare the performance of a group of comparator companies, or published or special index, that the compensation committee deems appropriate. Measurement of performance against goals may exclude impact of charges for restructurings, discontinued operations, extraordinary items, and other unusual or non-recurring items, and the cumulative effects of accounting changes, each as defined by generally accepted accounting principles and as identified in the financial statements, notes to the financial statements, or management’s discussion and analysis within the company’s annual report on Form 10-K.

The compensation committee may adjust the amount payable pursuant to an award under the 2017 Plan that is intended to qualify as “performance-based compensation” under Code Section 162(m) downward but not upward. The compensation committee may not waive the achievement of performance goals related to an award except in the case of a participant’s death or disability. Code Section 162(m) requires that the compensation committee certify that performance goals were achieved before the payment of the “performance-based” compensation.

While approval of the 2017 Plan by shareholders will enable us to grant awards that qualify as “performance-based compensation” under Section 162(m), we believe that it is in our best interests and the interests of our shareholders to maintain the flexibility also to grant awards that do not qualify as “performance-based compensation” as determined in the discretion of the compensation committee. We do not warrant that any “performance-based compensation,” if and when the compensation committee determines it is appropriate to attempt to structure compensation for the purpose of satisfying Section 162(m) of the Code, will in fact qualify for favorable tax treatment under Section 162(m) of the Code or any other provision of federal, state, local or foreign law.

New Plan Benefits

The plan administrator has not made any determinations with respect to awards to be made under the 2017 Plan to any individual named executive officer, the named executive officers as a group or any non-executive officer employees as a group. In addition, it is not possible to determine the amount of awards that would have been paid in 2016 had the 2017 Plan been in effect, although we do not expect our annual grant practices to change significantly if shareholders approve the 2017 Plan. As described under “Non-Employee Director Compensation” above, under our non-employee director compensation policy, each non-employee director nominee who will continue to serve as a member of the board of directors following the 2017 Annual Meeting will be granted a stock option to purchase 10,000 shares of common stock on the date of the 2017 Annual Meeting. These options will be granted under the 2017 Plan, if approved. The following table discloses the expected aggregate amount to be granted to our non-employee directors on the date of the 2017 Annual Meeting, which are the only awards to be made under the 2017 Plan that are determinable at this time:

Name and Position	Number of Units
Non-Employee Director Group	60,000 shares Common Stock

On March 31, 2017, the closing price of the common stock, as reported by Nasdaq, was $15.12 per share.

Securities Authorized for Issuance Under Equity Compensation Plans

Information concerning securities authorized for issuance under equity compensation plans as of December 31, 2016 (without giving effect to this Proposal 4) is set forth under “Equity Compensation Plan Information” in this Proxy Statement.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE OMEROS CORPORATION 2017 OMNIBUS INCENTIVE COMPENSATION PLAN.

PROPOSAL 5 — RATIFICATION OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee of our board of directors has appointed Ernst & Young LLP as our independent registered public accounting firm for the current year and the board of directors is asking our shareholders to ratify that appointment. Although current laws, rules and regulations, as well as the charter of the audit committee, require our independent registered public accounting firm to be engaged, retained and supervised by the audit committee, the board considers the selection of the independent registered public accounting firm to be an important matter of shareholder concern and is submitting the selection of Ernst & Young for ratification by shareholders as a matter of good corporate practice. If the shareholders do not ratify the selection of Ernst & Young as our independent registered public accounting firm, the audit committee will consider this vote in determining whether or not to continue the engagement of Ernst & Young. If the shareholders do ratify the selection of Ernst & Young as our independent registered public accounting firm, the audit committee may nonetheless select a different auditing firm at any time during the year if it determines that such a change would be in our best interests. Representatives of Ernst & Young are expected to be present at the 2017 Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS

VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF

ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Information Regarding our Independent Registered Public Accounting Firm

Fees for professional services provided by Ernst & Young, our independent auditors, in each of the last two fiscal years, in each of the following categories (in thousands) are:

	2016	2015
Audit Fees	$860	$649
Audit-Related Fees	—	—
Tax Fees	31	53
All Other Fees	—	—
	$891	$702

Audit Fees

Consists of fees associated with the annual audit of our financial statements, the reviews of our interim financial statements and quarterly reports on Form 10-Q and the issuance of consents and comfort letters in connection with registration statements.

Audit-Related Fees

Consists of fees associated with assurance and related services that are reasonably related to the performance of the audit or review of our financial statements including accounting consultations.

Tax Fees

Consists of fees associated with federal income tax compliance, tax advice and tax planning.

All Other Fees

Consists of fees associated with permitted corporate finance assistance and permitted advisory services, none of which were provided by our independent auditors during the last two fiscal years.

Audit Committee Pre-Approval Policy

The audit committee must pre-approve all services to be performed for us by Ernst & Young. Pre-approval is granted usually at regularly scheduled meetings of the audit committee. If unanticipated items arise between meetings of the audit committee, the audit committee has delegated authority to the chairman of the audit committee to pre-approve services, in which case the chairman communicates such pre-approval to the full audit committee at its next scheduled meeting. During 2016 and 2015, all services billed by Ernst & Young were pre-approved by the audit committee in accordance with this policy.

Audit Committee Report

The audit committee’s primary function is to assist the board of directors in monitoring and overseeing the integrity of the company’s financial statements, systems of internal control and the audit process. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls and disclosure controls. The company’s independent auditor, Ernst & Young, is responsible for auditing those financial statements and expressing its opinion as to whether the financial statements present fairly, in all material respects, the financial position, results of operations and cash flows of the company in conformity with generally accepted accounting principles, or GAAP. In this context, the audit committee has met and held discussions with management and the independent auditor. Management represented to the audit committee that the company’s consolidated financial statements as of and for the fiscal year ended December 31, 2016 were prepared in accordance with GAAP, and the audit committee has reviewed and discussed the consolidated financial statements with management and the independent auditor.

The audit committee has discussed with the independent auditor matters required to be discussed with the audit committee under Public Accounting Oversight Board, or PCAOB, Auditing Standard No. 1301, Communications with Audit Committees. In addition, the audit committee has received the written disclosures and the letter from the independent auditor required by PCAOB Rule 3526, Communications with Audit Committees Regarding Independence, and has discussed with the independent auditor its independence from the company and its management.

The audit committee has also discussed with the company’s internal and independent auditors the overall scope and plans for their respective audits, including internal control testing under Section 404 of the Sarbanes-Oxley Act of 2002. The audit committee periodically meets with the internal and independent auditors, with and without management present, and in private sessions with members of senior management (such as the chief executive officer and the principal financial officer) to discuss the results of their examinations, their evaluations of the company’s internal controls and risks related thereto, including cybersecurity risks, and the overall quality of the company’s financial reporting. The audit committee also periodically meets in executive session.

In reliance on the reviews and discussions referred to above, the audit committee recommended to the board of directors, and the board of directors has approved, the inclusion of the audited financial statements in the company’s annual report on Form 10-K for the year ended December 31, 2016, for filing with the SEC.

AUDIT COMMITTEE
Arnold C. Hanish, Chairman
Ray Aspiri
Thomas J. Cable

Obtaining an Annual Report on Form 10-K

The 2016 Annual Report on Form 10-K and the exhibits filed with it are available on our investor relations website at investor.omeros.com. Upon written request by any beneficial shareholder or shareholder of record, we will furnish, without charge, a copy of the 2016 Annual Report on Form 10-K, including the financial statements and the related footnotes. Requests should be made in writing addressed to: Omeros Corporation, The Omeros Building, 201 Elliott Avenue West, Seattle, Washington 98119, Attn: Investor Relations. We will charge you for our copying costs if exhibits to the 2016 Annual Report on Form 10-K are requested.

OTHER BUSINESS

Our board of directors is not aware of any other matters to be presented at the 2017 Annual Meeting. If, however, any other matter should properly come before the 2017 Annual Meeting, the enclosed proxy card confers discretionary authority with respect to such matter.

By Order of the Board of Directors,

Marcia S. Kelbon
Vice President, Patent
General Counsel and Secretary

April 25, 2017

YOUR VOTE IS IMPORTANT

Whether or not you plan to attend the 2017 Annual Meeting, we encourage you to vote in advance of the meeting to assure your representation at the meeting. You may vote prior to the 2017 Annual Meeting by mailing the proxy card in the enclosed postage-prepaid envelope, by telephone or via the Internet in accordance with the instructions on your proxy card. Even if you vote in advance of the 2017 Annual Meeting, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the 2017 Annual Meeting, you must obtain from the record holder a proxy card issued in your name.

APPENDIX A

OMEROS CORPORATION

2017 Omnibus Incentive Compensation Plan

1.	Purposes of the Plan.

The purposes of this Plan are:

•	to attract and retain the best available personnel for positions of substantial responsibility;
•	to provide additional incentive to Employees, Directors and Consultants; and
•	to promote the success of the Company’s business.

The Plan permits the grant of Incentive Stock Options, Nonstatutory Stock Options, Restricted Stock, Restricted Stock Units, Stock Appreciation Rights, Performance Units, Performance Shares, and other stock and cash awards.  The Plan is intended to replace the Omeros Corporation 2008 Equity Incentive Plan (the “2008 Plan”). The 2008 Plan shall be terminated, replaced and superseded by this Plan at the time when this Plan is approved by the Company’s shareholders, except that any awards granted under the 2008 Plan shall remain in effect pursuant to their terms.

2.	Definitions.

As used herein, the following definitions will apply:

(a)“Administrator” means the Board or any Committee that will be administering the Plan, in accordance with Section 4 of the Plan.

(b)“Applicable Laws” means the requirements relating to the administration of equity-based or cash incentive awards under U.S. state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any foreign country or jurisdiction where Awards are, or will be, granted under the Plan.

(c)“Award” means, individually or collectively, a grant under the Plan of Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Units, Performance Shares or Cash Awards.

(d)“Award Agreement” means the written or electronic agreement setting forth the terms and provisions applicable to each Award granted under the Plan.  The Award Agreement is subject to the terms and conditions of the Plan. The Administrator, in its discretion, may determine and set forth in an Award Agreement terms under which the Award may be forfeited.

(e)“Board” means the Board of Directors of the Company.

(f)“Cash Award” means a cash incentive award granted pursuant to Section 11 of this Plan.

(g)“Cause” for termination of a Participant’s employment or consulting relationship with the Company will exist if the Participant’s service is terminated for any of the following reasons: (i) the Participant’s’ willful misconduct or gross negligence in performance of his or her duties or material violation of a Company policy; (ii) the Participant’s commission of any act of fraud, embezzlement, dishonesty or any other willful misconduct that has caused or is reasonably expected to result in material injury to the Company; (iii) the Participant’s unauthorized use or disclosure of any proprietary information or trade secrets of the Company or any other party to whom the Participant owes an obligation of nondisclosure as a result of his or her relationship with the Company; or (iv) a Participant’s willful breach of any of his or her obligations under any written agreement or covenant with the Company. Nothing in this subsection 2(g) shall be construed to prohibit a Participant from, or penalize a Participant for, reporting to any governmental authority, cooperating in any governmental investigation, or testifying or providing evidence in any governmental action as required or permitted by law, court order or administrative action.

(h)“Change in Control” means the occurrence of any of the following events:

(i)A change in the ownership of the Company which occurs on the date that any one person, or more than one person acting as a group (“Person”), acquires ownership of the stock of the Company that, together with the stock held by such Person, constitutes more than 50% of the total voting power of the stock of the Company; provided, however, that for purposes of this subsection (i), the acquisition of additional stock by any one Person, who is considered to own more than 50% of the total voting power of the stock of the Company will not be considered a Change in Control; or

(ii)A change in the effective control of the Company which occurs on the date that a majority of members of the Board is replaced during any twelve (12) month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election.  For purposes of this subsection (ii), if any Person is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered a Change in Control; or

(iii)A change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any Person acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 50% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions; provided, however, that for purposes of this subsection (iii), the following will not constitute a change in the ownership of a substantial portion of the Company’s assets: (A) a transfer to an entity that is controlled by the Company’s shareholders immediately after the transfer, or (B) a transfer of assets by the Company to: (1) a shareholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company’s stock, (2) an entity, 50% or more of the total value or voting power of which is owned, directly or indirectly, by the Company, (3) a Person, that owns, directly or indirectly, 50% or more of the total value or voting power of all the outstanding stock of the Company, or (4) an entity, at least 50% of the total value or voting power of which is owned, directly or indirectly, by a Person described in this subsection (iii)(B)(3).  For purposes of this subsection (iii), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

For purposes of this Section 2(h), persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.

(i)“Code” means the Internal Revenue Code of 1986, as amended.  Any reference to a section of the Code herein will be a reference to any successor or amended section of the Code.

(j)“Constructive Termination” means the Participant’s termination of his or her employment within 120 days following the occurrence of Good Reason. For purposes of this definition, “Good Reason” means any of the following: (i) any material diminution in the Participant’s authority, duties or responsibilities; (ii) any material diminution in base salary; (iii) any change of more than 50 miles in the geographic location at which the Participant must primarily perform services; and (iv) any other action or inaction that constitutes a material breach by the Company of an employment agreement with the Participant; provided, however, that before the Participant may terminate his or her employment in a Constructive Termination, (A) the Participant must provide the Company with written notice within 90 days of the event that the Participant believes constitutes “Good Reason,” specifically identifying the acts or omissions constituting the grounds for Good Reason and (B) the Company must have an opportunity within 30 days following delivery of such notice to cure the Good Reason condition.

(k)“Committee” means a committee of Directors or of one or more individuals satisfying Applicable Laws and appointed by the Board in accordance with Section 4 hereof.

(l)“Common Stock” means the common stock of the Company.

(m)“Company” means Omeros Corporation, a Washington corporation, or any successor thereto.

(n)“Consultant” means any person, including an advisor, engaged by the Company or a Parent or Subsidiary to render services to such entity.

(o)“Covered Employee” means an Employee designated by the Administrator prior to the grant of Performance-Based Awards who is or may be a “covered employee” within the meaning of Section 162(m) of the Code in the year in which such Performance-Based Awards are expected to be taxable to such Participant.

(p)“Director” means a member of the Board.

(q)“Disability” means total and permanent disability as defined in Section 22(e)(3) of the Code, provided that in the case of Awards other than Incentive Stock Options, the Administrator in its discretion may determine whether a permanent and total disability exists in accordance with uniform and non-discriminatory standards adopted by the Administrator from time to time.

(r)“Employee” means any person, including Officers and Directors, employed by the Company or any Parent or Subsidiary of the Company.  Neither service as a Director nor payment of a director’s fee by the Company will be sufficient to constitute “employment” by the Company.

(s)“Exchange Act” means the Securities Exchange Act of 1934, as amended.

(t)“Exchange Program” means a program under which (i) outstanding Awards are surrendered or cancelled in exchange for Awards of the same type (which may have higher or lower exercise prices and different terms), Awards of a different type, and/or cash, (ii) Participants would have the opportunity to transfer any outstanding Awards to a financial institution or other person or entity selected by the Administrator, and/or (iii) the exercise price of an outstanding Award is reduced.  The Administrator will determine the terms and conditions of any Exchange Program in its sole discretion.

(u)“Fair Market Value” means, as of any date, the value of Common Stock determined as follows:

(i)If the Common Stock is listed on any established stock exchange or a national market system, including without limitation the Nasdaq Global Select Market, the Nasdaq Global Market or the Nasdaq Capital Market of The Nasdaq Stock Market, its Fair Market Value will be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system on the date of determination (or, if no closing sales price or closing bid is reported on that date, as applicable, on the next preceding trading date such closing sales price or closing bid was reported), as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(ii)If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of a Share will be the mean between the high bid and low asked prices for the Common Stock on the date of determination (or, if no such prices are reported on that date, on the next preceding date such prices were reported), as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or

(iii)In the absence of an established market for the Common Stock, the Fair Market Value will be determined in good faith by the Administrator, consistent with Section 409A of the Code to the extent necessary to avoid adverse tax consequences under Section 409A of the Code.

(v)“Fiscal Year” means the fiscal year of the Company.

(w)“Incentive Stock Option” means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

(x)“Nonstatutory Stock Option” means an Option that by its terms does not qualify or is not intended to qualify as an Incentive Stock Option.

(y)“Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

(z)“Option” means a stock option granted pursuant to the Plan.

(aa)“Outside Director” means a Director who is not an Employee.

(bb)“Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code.

(cc)“Participant” means the holder of an outstanding Award.

(dd)“Performance-Based Award” means an Award granted pursuant to Section 12.

(ee)“Performance Share” means an Award denominated in Shares which may be earned in whole or in part upon attainment of performance goals or other vesting criteria as the Administrator may determine pursuant to Section 10.

(ff)“Performance Unit” means an Award which may be earned in whole or in part upon attainment of performance goals or other vesting criteria as the Administrator may determine and which may be settled for cash, Shares or other securities or a combination of the foregoing pursuant to Section 10.

(gg)“Period of Restriction” means the period during which Restricted Stock is subject a substantial risk of forfeiture.  The risk of forfeiture may lapse based on the passage of time, the achievement of target levels of performance, or the occurrence of other events as determined by the Administrator.

(hh)“Plan” means this Omeros Corporation 2017 Omnibus Incentive Compensation Plan, as amended from time to time.

(ii)“Restricted Stock” means Shares issued pursuant to a Restricted Stock award under Section 7 of the Plan, or issued pursuant to the early exercise of an Option.

(jj)“Restricted Stock Unit” means a bookkeeping entry representing an amount equal to the Fair Market Value of one Share, granted pursuant to Section 8.  Each Restricted Stock Unit represents an unfunded and unsecured obligation of the Company.

(kk)“Rule 16b-3” means Rule 16b-3 of the Exchange Act or any successor to Rule 16b-3, as in effect when discretion is being exercised with respect to the Plan.

(ll)“Section 16(b)” means Section 16(b) of the Exchange Act.

(mm)“Service Provider” means an Employee, Director or Consultant.

(nn)“Share” means a share of the Common Stock, as adjusted in accordance with Section 15 of the Plan.

(oo)“Stock Appreciation Right” means an Award, granted alone or in connection with an Option, that pursuant to Section 9 is designated as a Stock Appreciation Right.

(pp)“Stock Award” means an Award other than a Cash Award.

(qq)“Subsidiary” means a “subsidiary corporation”, whether now or hereafter existing, as defined in Section 424(f) of the Code.

3.	Shares Subject to the Plan.

(a)Shares Available.  Subject to the provisions of Section 15 of the Plan, the maximum aggregate number of Shares that may be delivered pursuant to Awards under the Plan is 3,600,000 Shares (subject to Section 3(b) and to Section 15(a)).  For the purposes of calculating the maximum number of Shares that may be issued pursuant to all Awards (including determining the amount of shares that become available under the Plan under subsection (b)): (i) every one Share issuable pursuant to the exercise of an Option or Stock Appreciation Right shall count as one Share and (ii) every one Share underlying Restricted Stock, Restricted Stock Units, or other stock-based Awards shall count as 1.5 Shares.

(b)Lapsed Awards.  If any Award is: (i) forfeited or otherwise expires, terminates or is canceled without the delivery of all Shares (or is forfeited by repurchase of Shares) subject to it; (ii) surrendered pursuant to an Exchange Program; or (iii) settled other than by delivery of Shares (including cash settlement), then the number of Shares subject to such Awards that were not issued shall again become available to be delivered pursuant to future Awards under the Plan. For purposes of determining the number of Shares that may be delivered pursuant to lapsed Awards, the term “Award” shall include any lapsed awards granted under the 2008 Plan. For the avoidance of doubt, only Shares which are actually issued in respect of Awards will cease to be available under the Plan and Shares which have been repurchased by the Company, or tendered by the Participant to exercise an Award or satisfy tax withholding, will again become available to be delivered under the Plan.

(c)Incentive Stock Options. Notwithstanding the foregoing and, subject to adjustment as provided in Section 15, the maximum number of Shares that may be issued upon the exercise of Incentive Stock Options will equal the aggregate Share number stated in Section 3(a), plus, to the extent allowable under Section 422 of the Code and the Treasury Regulations promulgated thereunder, any Shares that become available for issuance under the Plan pursuant to Section 3(b).

(d)Individual Award Limits. Subject to the provisions of Section 15 of the Plan, the maximum aggregate number of Shares subject to Performance-Based Awards granted in any one fiscal year to any one eligible Service Provider shall be determined as follows:

(i)in the case of Performance-Based Awards that are settled in Shares (other than Stock Options and Stock Appreciation Rights), the maximum aggregate number of Shares with respect to which such Awards may be granted under the Plan to any Participant in any Fiscal Year shall be 2,400,000;

(ii)the maximum aggregate number of Shares subject to Stock Options granted in any one Fiscal Year to any Participant shall be 3,600,000;

(iii)the maximum aggregate number of Shares subject to Stock Appreciation Rights granted in any one Fiscal Year to any Participant shall be 3,600,000;

(iv)in the case of Performance-Based Awards that are settled in cash based on the Fair Market Value of a Share, the maximum aggregate amount of cash that may be paid pursuant to such Awards granted under the Plan to any Participant in any Fiscal Year shall be equal to the per Share Fair Market Value as of the relevant payment or settlement date multiplied by the number of Shares described in the preceding subsection (i); and

(v)in the case of all Performance-Based Awards other than those described in subsection (iv), the maximum aggregate amount of cash and other property (valued at its Fair Market Value) other than Shares that may be paid or delivered pursuant to such Awards under the Plan to any Participant in any Fiscal Year shall be $5.0 million.

(e)Share Reserve.  The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as will be sufficient to satisfy the requirements of the Plan.

4.	Administration of the Plan.

(a)Procedure.

(i)Multiple Administrative Bodies.  Different Committees with respect to different groups of Service Providers and/or different types of Awards may administer the Plan.

(ii)Performance-Based Awards.  To the extent necessary for Performance-Based Awards to qualify as “performance-based compensation” under Section 162(m) of the Code, the “Committee” shall refer only to the members of the Committee who are “outside directors” as determined under Section 162(m) of the Code.

(iii)Rule 16b-3.  To the extent desirable to qualify transactions hereunder as exempt under Rule 16b-3, the transactions contemplated hereunder will be structured to satisfy the requirements for exemption under Rule 16b-3.

(iv)Other Administration.  Other than as provided above, the Plan will be administered by: (A) the Board; or (B) a Committee, which committee will be constituted to satisfy Applicable Laws and consist of Directors or, solely to the extent permitted by subsection (v), the Company’s Chief Executive Officer.

(v)Chief Executive Officer. To the extent permitted by Applicable Laws, the Board may delegate to the Company’s Chief Executive Officer the authority to: (A) grant Awards to Employees who are not subject to Section 16 of the Exchange Act and who are not Covered Employees; and (B) to make all other determinations with respect thereto, subject to any additional limitations or requirements specified by the Board. Any delegate under this subsection (v) shall serve at the pleasure of, and may be removed at any time by, the Board.

(b)Powers of the Administrator.  Subject to the provisions of the Plan, and in the case of a Committee, subject to the specific duties delegated by the Board to such Committee, the Administrator will have the authority, in its discretion:

(i)to determine the Fair Market Value;

(ii)to select the Service Providers to whom Awards may be granted hereunder;

(iii)to determine the amount of cash, number of Shares or other securities to be covered by each Award granted hereunder;

(iv)to approve forms of Award Agreements for use under the Plan;

(v)to determine the terms and conditions, not inconsistent with the terms of the Plan, of any Award granted hereunder.  Such terms and conditions include, but are not limited to: the exercise price; the time or times when Awards may be exercised (which may be based on performance criteria); any vesting acceleration or waiver of forfeiture restrictions; and any restriction, limitation, forfeiture and/or clawback provision regarding any Award or the Shares relating thereto, based in each case on such factors as the Administrator will determine;

(vi)to determine the terms and conditions of any, and to institute any Exchange Program;

(vii)to construe and interpret the terms of the Plan and Awards granted pursuant to the Plan;

(viii)to prescribe, amend and rescind rules and regulations relating to the Plan, including rules and regulations relating to sub-plans established for the purpose of satisfying applicable foreign laws;

(ix)to modify or amend each Award (subject to Section 21 of the Plan), including but not limited to the discretionary authority to extend the post-termination exercisability period of Awards and to extend the maximum term of an Option (subject to limitations imposed under the Plan);

(x)to allow Participants to satisfy withholding tax obligations in such manner as prescribed in Section 16 of the Plan;

(xi)to authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Award previously granted by the Administrator;

(xii)to allow a Participant to defer the receipt of the payment of cash or the delivery of Shares that would otherwise be due to such Participant under an Award; and

(xiii)to make all other determinations deemed necessary or advisable for administering the Plan.

(c)Effect of Administrator’s Decision.  The Administrator’s decisions, determinations and interpretations will be final and binding on all Participants and any other holders of Awards.

5.	Eligibility.

Nonstatutory Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units and Cash Awards may be granted to Service Providers.  Incentive Stock Options may be granted only to Employees.

6.	Stock Options.

(a)Limitations.  Each Option will be designated in the Award Agreement as either an Incentive Stock Option or a Nonstatutory Stock Option.  However, notwithstanding such designation, to the extent that the aggregate Fair Market Value of the Shares with respect to which Incentive Stock Options are exercisable for the first time by the Participant during any calendar year (under all plans of the Company and any Parent or Subsidiary) exceeds one hundred thousand dollars ($100,000), such portion of such Options will be treated as Nonstatutory Stock Options.  For purposes of this Section 6(a), Incentive Stock Options will be taken into account in the order in which they were granted.  The Fair Market Value of the Shares will be determined as of the time the Option with respect to such Shares is granted.

(b)Term of Option.  The term of each Option will be stated in the Award Agreement.  In the case of an Incentive Stock Option, the term will be ten (10) years from the date of grant or such shorter term as may be provided in the Award Agreement.  Moreover, in the case of an Incentive Stock Option granted to a Participant who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Parent or Subsidiary, the term of the Incentive Stock Option will be five (5) years from the date of grant or such shorter term as may be provided in the Award Agreement.

(c)Option Exercise Price and Consideration.

(i)Exercise Price.  The per Share exercise price for the Shares to be delivered pursuant to exercise of an Option will be determined by the Administrator, subject to the following:

(1)In the case of an Incentive Stock Option:

a)granted to an Employee who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the per Share exercise price will be no less than one hundred ten percent (110%) of the Fair Market Value per Share on the date of grant.

b)granted to any Employee other than an Employee described in paragraph (a) immediately above, the per Share exercise price will be no less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant.

(2)In the case of a Nonstatutory Stock Option, the per Share exercise price will be no less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant.

(3)Notwithstanding the foregoing, Options may be granted with a per Share exercise price of less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant pursuant to a transaction described in, and in a manner consistent with, Section 424(a) of the Code.

(4)Except for adjustments pursuant to Section 15(a) of this Plan, in no event may any Option granted under this Plan be amended to decrease the exercise price thereof, cancelled in conjunction with the grant of a new Option with a lower exercise price, or otherwise be subject to any action that would be treated, for accounting purposes, as a “repricing” of such Options, unless such amendment, cancellation or action is (a) approved by a vote of the Company’s shareholders, or (b) in connection with a substitution of the Option in connection with a corporate transaction, to the extent consistent with Section 409A or Section 422 of the Code, as applicable.

(ii)Waiting Period and Exercise Dates.  At the time an Option is granted, the Administrator will fix the period within which the Option may be exercised and will determine any conditions that must be satisfied before the Option may be exercised.

(iii)Form of Consideration.  The Administrator will determine the acceptable form of consideration for exercising an Option, including the method of payment.  In the case of an Incentive Stock Option, the Administrator will determine the acceptable form of consideration at the time of grant.  Such consideration may consist entirely of: (1) cash; (2) check; (3) promissory note; (4) other Shares, provided that such Shares have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which such Option will be exercised and provided that accepting such Shares, in the sole discretion of the Administrator, will not result in any adverse accounting consequences to the Company; (5) consideration received by the Company under a broker-assisted (or other) cashless exercise program implemented by the Company in connection with the Plan; (6) any combination of the foregoing methods of payment; or (7) such other consideration and method of payment for the issuance of Shares to the extent permitted by Applicable Laws.

(d)Exercise of Option.

(i)Procedure for Exercise; Rights as a Shareholder.  Any Option granted hereunder will be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Administrator and set forth in the Award Agreement.  An Option may not be exercised for a fraction of a Share.

An Option will be deemed exercised when the Company receives: (1) notice of exercise (in such form as the Administrator may specify from time to time) from the person entitled to exercise the Option; and (2) full payment for the Shares with respect to which the Option is exercised (together with applicable withholding taxes).  Full payment may consist of any consideration and method of payment authorized by the Administrator and permitted by the Award Agreement and the Plan.  Shares issued upon exercise of an Option will be issued or transferred into the name of the Participant or, if requested by the Participant, in the name of the Participant and his or her spouse.  Until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a shareholder will exist with respect to the Shares subject to an Option, notwithstanding the exercise of the Option.  The Company will issue (or cause to be issued) such Shares promptly after the Option is exercised.  No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 15 of the Plan.

(ii)Termination of Relationship as a Service Provider.  If a Participant ceases to be a Service Provider, other than upon the Participant’s termination as the result of the Participant’s death or Disability, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement to the extent that the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement).  In the absence of a specified time in the Award Agreement, the Option will remain exercisable for three (3) months following the Participant’s termination.  Unless otherwise provided by the Administrator, if on the date of termination the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will revert to the Plan.  If after termination the Participant does not exercise his or her Option within the time specified by the Administrator, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

(iii)Disability of Participant.  If a Participant ceases to be a Service Provider as a result of the Participant’s Disability, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement to the extent the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement).  In the absence of a specified time in the Award Agreement, the Option will remain exercisable for twelve (12) months following the Participant’s termination.  Unless otherwise provided by the Administrator, if on the date of termination the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will revert to the Plan.  If after termination the Participant does not exercise his or her Option within the time specified herein, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

(iv)Death of Participant.  If a Participant dies while a Service Provider, the Option may be exercised following the Participant’s death within such period of time as is specified in the Award Agreement to the extent that the Option is vested on the date of death (but in no event may the option be exercised later than the expiration of the term of such Option as set forth in the Award Agreement), by the Participant’s designated beneficiary, provided such beneficiary has been designated prior to Participant’s death in a form acceptable to the Administrator.  If no such beneficiary has been designated by the Participant, then such Option may be exercised by the personal representative of the Participant’s estate or by the person(s) to whom the Option is transferred pursuant to the Participant’s will or in accordance with the laws of descent and distribution.  In the absence of a specified time in the Award Agreement, the Option will remain exercisable for twelve (12) months following Participant’s death.  Unless otherwise provided by the Administrator, if at the time of death Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will immediately revert to the Plan.  If the Option is not so exercised within the time specified herein, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

(v)Suspension or Termination of Options for Cause. The Administrator has the authority to cause all outstanding Options held by a Participant to terminate immediately in their entirety upon first notification to the Participant of (A) the termination of the Participant’s relationship as a service provider by the Company for Cause, or (B) the Participant’s material breach of a Proprietary Information and Inventions Agreement, Confidentiality Agreement, or other agreement concerning the Company’s proprietary information and intellectual property rights (a “PIIA”) between the Participant and the Company. If a Participant’s service relationship with the Company is suspended pending an investigation of whether the Participant’s service shall be terminated for Cause or if the Company is conducting an investigation to determine whether the Participant has materially breached a PIIA, the Administrator has the authority to cause all the Participant’s rights under all outstanding Options to be suspended during the investigation period in which event the Participant shall have no right to exercise any outstanding Options during such period of suspension. Nothing in this subsection 6(d)(v) shall be construed to prohibit a Participant from, or penalize a Participant for, reporting to any governmental authority, cooperating in any governmental investigation, or testifying or providing evidence in any governmental action as required or permitted by law, court order or administrative action.

7.	Restricted Stock.

(a)Grant of Restricted Stock.  Subject to the terms and provisions of the Plan, the Administrator, at any time and from time to time, may grant Shares of Restricted Stock to Service Providers in such numbers or amounts as the Administrator, in its sole discretion, determines.

(b)Restricted Stock Agreement.  Each Award of Restricted Stock will be evidenced by an Award Agreement that will specify the Period of Restriction, the number of Shares granted, and such other terms and conditions as the Administrator, in its sole discretion, determines.  Unless the Administrator determines otherwise, the Company, as escrow agent, will hold Shares of Restricted Stock until the restrictions on such Shares have lapsed.

(c)Transferability.  Except as provided in this Section 7 or in Section 14, Shares of Restricted Stock may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable Period of Restriction.

(d)Other Restrictions.  The Administrator, in its sole discretion, may impose such other restrictions on Shares of Restricted Stock as it may deem advisable or appropriate.

(e)Removal of Restrictions.  Except as otherwise provided in this Section 7, Shares of Restricted Stock covered by each Restricted Stock award made under the Plan will be released from escrow as soon as practicable after the last day of the Period of Restriction or at such other time as the Administrator determines.  The Administrator, in its discretion, may accelerate the time at which any restrictions will lapse or be removed.

(f)Voting Rights.  During the Period of Restriction, Service Providers holding Shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those Shares, unless the Administrator determines otherwise.

(g)Dividends and Other Distributions.  During the Period of Restriction, Service Providers holding Shares of Restricted Stock will be entitled to receive all dividends and other distributions paid with respect to such Shares, unless the Administrator provides otherwise.  If any such dividends or distributions are paid in Shares, the Shares will be subject to the same restrictions on transferability and forfeitability as the Shares of Restricted Stock with respect to which they were paid.

(h)Return of Restricted Stock to Company.  On the date set forth in the Award Agreement, the Restricted Stock for which restrictions have not lapsed will revert to the Company and again will become available for grant under the Plan.

8.	Restricted Stock Units.

(a)Grant of Restricted Stock Units.  Subject to the terms and provisions of the Plan, the Administrator may, at any time, grant Restricted Stock Units to Service Providers in such numbers or amounts as the Administrator, in its sole discretion, determines. The Administrator will advise the Participant in an Award Agreement of the terms, conditions, and restrictions related to the grant, including the number of Restricted Stock Units.

(b)Vesting Criteria and Other Terms.  The Administrator will set vesting criteria in its discretion, which, depending on the extent to which the criteria are met, will determine the number of Restricted Stock Units that will be paid out to the Participant.  The Administrator may set vesting criteria based upon the achievement of Company-wide, business unit, or individual goals (including, but not limited to, continued status as a Service Provider), or any other basis determined by the Administrator in its discretion.

(c)Earning Restricted Stock Units.  Upon meeting the applicable vesting criteria, the Participant will be entitled to receive a payout as determined by the Administrator.  Notwithstanding the foregoing, at any time after the grant of Restricted Stock Units, the Administrator, in its sole discretion, may reduce or waive any vesting criteria that must be met to receive a payout.

(d)Form and Timing of Payment.  Payment of earned Restricted Stock Units will be made on the date(s) determined by the Administrator and set forth in the Award Agreement.  The Administrator, in its sole discretion, may settle only earned Restricted Stock Units in cash, Shares, or a combination of both.

(e)Cancellation.  On the date set forth in the Award Agreement, all unearned Restricted Stock Units will be forfeited to the Company.

9.	Stock Appreciation Rights.

(a)Grant of Stock Appreciation Rights.  Subject to the terms and provisions of the Plan, the Administrator may, at any time, grant Stock Appreciation Rights to Service Providers.

(b)Number of Shares.  The Administrator will have complete discretion to determine the number of Shares subject to any Stock Appreciation Rights granted to any Service Provider.

(c)Exercise Price and Other Terms.  The per Share exercise price for the Shares to be issued pursuant to exercise of a Stock Appreciation Right will be determined by the Administrator and will be no less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant. Subject to the provisions of the Plan, the Administrator will have complete discretion to determine the terms and conditions of the Stock Appreciation Rights granted under the Plan.

(d)Stock Appreciation Right Agreement.  Each Stock Appreciation Right grant will be evidenced by an Award Agreement that will specify the exercise price, the term of the Stock Appreciation Right, the conditions of exercise, and such other terms and conditions as the Administrator, in its sole discretion, will determine.

(e)Expiration of Stock Appreciation Rights.  A Stock Appreciation Right granted under the Plan will expire upon the date determined by the Administrator, in its sole discretion, and set forth in the Award Agreement.  Notwithstanding the foregoing, the rules of Section 6(d) of the Plan also will apply to Stock Appreciation Rights.

(f)Payment of Stock Appreciation Right Amount.  Upon exercise of a Stock Appreciation Right, a Participant will be entitled to receive payment from the Company in an amount determined by multiplying:

(i)The difference between the Fair Market Value of a Share on the date of exercise over the exercise price; and

(ii)The number of Shares with respect to which the Stock Appreciation Right is exercised.

At the discretion of the Administrator, the payment upon Stock Appreciation Right exercise may be in cash, in Shares of equivalent value, or in some combination thereof.

10.	Performance Units and Performance Shares.

(a)Grant of Performance Units/Shares.  Subject to the terms and provisions of the Plan, the Administrator may, at any time, grant Performance Units/Shares to Service Providers in such numbers or amounts as the Administrator, in its sole discretion, determines.

(b)Value of Performance Units/Shares.  Each Performance Unit will have an initial value that is established by the Administrator on or before the date of grant.  Each Performance Share will have an initial value equal to the Fair Market Value of a Share on the date of grant.

(c)Performance Objectives and Other Terms.  The Administrator will set performance objectives or other vesting provisions (including, without limitation, continued status as a Service Provider) in its discretion which, depending on the extent to which they are met, will determine the number or value of Performance Units/Shares that will vest or be paid out to the Service Provider. The time period during which the performance objectives or other vesting provisions must be met will be called the “Performance Period”. Each Award of Performance Units/Shares will be evidenced by an Award Agreement that will specify the Performance Period, and such other terms and conditions as the Administrator, in its sole discretion, determines. The Administrator may set performance objectives based upon the achievement of Company-wide, divisional, or individual goals, applicable federal or state securities laws, or any other basis determined by the Administrator in its discretion.

(d)Earning of Performance Units/Shares.  After the applicable Performance Period has ended, the holder of Performance Units/Shares will be entitled to receive a payout of the number of Performance Units/Shares earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding performance objectives or other vesting provisions have been achieved. After the grant of a Performance Units/Shares, the Administrator, in its sole discretion, may reduce, amend or waive any performance objectives or other vesting provisions for such Performance Units/Shares.

(e)Form and Timing of Payment of Performance Units/Shares.  Unless otherwise determined by the Administrator, payment of earned Performance Units/Shares will be made as soon as practicable after the expiration of the applicable Performance Period.  The Administrator, in its sole discretion, may pay earned Performance Units/Shares in the form of cash, in Shares (which have an aggregate Fair Market Value equal to the value of the earned Performance Units/Shares at the close of the applicable Performance Period) or in a combination thereof.

(f)Cancellation of Performance Units/Shares.  On the date set forth in the Award Agreement, all unearned or unvested Performance Units/Shares will be forfeited to the Company, and again will be available for grant under the Plan.

11.	Cash Awards

(a)Grant of Cash Awards.  Subject to the terms and provisions of the Plan, the Administrator may, at any time, grant Cash Awards to Service Providers in respect of such amounts or units as the Administrator, in its sole discretion, determines.

(b)Terms of Cash Awards.  The Administrator will set the terms of the Cash Awards, including any performance objectives or other vesting provisions, in its discretion. Each Cash Award will be evidenced by an Award Agreement that will specify the terms of the Cash Award, including the time and method of payment or settlement upon vesting.

12.	Section 162(m) Performance-Based Awards.

(a)Designating Awards as Performance-Based Awards. Any Awards granted under the Plan may be designated as Awards that satisfy the requirements for “performance-based compensation” within the meaning of Section 162(m) of the Code (“Performance-Based Awards”). In order to qualify as Performance-Based Awards, the grant, vesting or payment of the Award must be contingent upon the achievement of pre-established performance goals. The performance goals must be established by the Committee and may be in respect of the Company, or a Subsidiary, Parent, affiliate or other Company operating unit, business unit or department, or any combination thereof. The performance goals shall be based on one or more performance criteria selected by the Committee as set out in (b) below.

(b)Performance Criteria.  In the case of Awards designated as Performance-Based Awards, the performance criteria shall be selected only from among the following: (1) net sales or revenues; (2) operating income; (3) pre- or after-tax income; (4) operating profit minus capital charges; (5) cash flow, including operating cash flow, free cash flow, cash flow return on equity and cash flow return on investment; (6) net income; (7) earnings per share; (8) earnings before interest and taxes; (9) earnings before interest, taxes, depreciation and/or amortization; (10) return on equity; (11) return on invested capital; (12) asset management and/or return on assets; (13) economic value added (or an equivalent measure); (14) share price performance; (15) total shareholder return; (16) debt reduction; (17) capital expenditures; (18) improvement in or achievement of expense levels and/or cost savings; (19) improvement in or achievement of working capital levels and/or cost of capital; (20) innovation as measured by a percentage of sales of new products; (21) market and/or category share; (22) clinical achievements (including without limitation initiating or completing phases of clinical studies); (23) improvements in sample and test processing times; (24) successful litigation outcomes; (25) budget management; (26) submission to, or approval by, a regulatory body (including, but not limited to, the U.S. Food and Drug Administration) of an applicable filing or a product; (27) regulatory or testing milestones; (28) research progress, including without limitation the development of programs; (29) productivity measurements and/or ratios; (30) completion and/or integration of acquisitions of businesses or companies; (31) completion of licensing transactions; (32) development and/or acquisition of intellectual property; (33) completion of divestitures and asset sales; (34) strategy development and implementation; (35) process reliability and/or safety; (36) talent management and/or succession planning; (37) employee and/or customer engagement; (38) corporate social responsibility and/or diversity; and (39) any combination of any of the foregoing business criteria.

(c)Any of the performance criteria may be used to: (1) measure the performance of (a) the Company, a Parent, a Subsidiary, and/or an affiliate as a whole; or (b) any business or other operating unit or department of the Company, a Parent, a Subsidiary, and/or an affiliate or any combination thereof, as the Committee may deem appropriate; or (2) compare the performance of a group of comparator companies, or published or special index, that the Committee deems appropriate. Measurement of performance against goals may exclude impact of charges for restructurings, discontinued operations, extraordinary items, and other unusual or non-recurring items, and the cumulative effects of accounting changes, each as defined by generally accepted accounting principles and as identified in the financial statements, notes to the financial statements, or management’s discussion and analysis within the Company’s annual report on Form 10-K.  Following completion of the relevant Performance Period (as determined by the Committee), the Committee will certify the extent to which the performance goals have been satisfied. A Stock Option or Stock Appreciation Right that is designated as satisfying the requirements for “performance-based compensation” within the meaning of Section 162(m) of the Code is deemed to satisfy the performance goal requirement and does not need to be certified.

(d)Each Performance-Based Award is subject to any clawback or recoupment policy as may be adopted or amended by the Board as required by applicable law or by applicable stock exchange listing standards. Pursuant to such policy, among other things, the Administrator may require forfeiture of an Award, repayment of Award (or proceeds therefrom), or recoupment from other payments otherwise due to the participant or beneficiary.

13.	Changes in Terms of Employment or Service.

(a)Leave of Absence. A Service Provider will generally not cease to be an Employee, Director or Contractor where he or she takes a leave of absence approved by the Company. For purposes of Incentive Stock Options, no such leave may exceed ninety (90) days, unless reemployment upon expiration of such leave is guaranteed by statute or contract. If reemployment upon expiration of a leave of absence approved by the Company is not so guaranteed, then three (3) months following the ninety-first (91st) day of such leave any Incentive Stock Option held by the Participant will cease to be treated as an Incentive Stock Option and will be treated for tax purposes as a Nonstatutory Stock Option.

Unless the Administrator provides otherwise and subject to Applicable Laws, the vesting of Awards under the Plan (other than Performance Units and Performance Shares) will be suspended during any unpaid leave of absence. The vesting of Performance Units and/or Performance Shares will not be suspended during any unpaid leave of absence. However, the vesting of Performance Units and Performance Shares will be reduced pro-rata to reflect the period of active employment or service as a proportion of the Performance Period.

(b)Transfer Between Locations. A Service Provider will not cease to be an Employee, Director or Consultant where his or her employment or service is transferred between different locations of the Company or between the Company, its Parent, or any Subsidiary.

(c)Part-Time.  In the event that a Service Provider’s work time commitment is reduced, the Administrator may, in its discretion, reduce the vesting of the Award correspondingly on a pro-rata basis measured over the vesting period or the Performance Period, as applicable.

14.	Transferability of Awards.

Unless determined otherwise by the Administrator, an Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Participant, only by the Participant.  If the Administrator makes an Award transferable, such Award will contain such additional terms and conditions as the Administrator deems appropriate.

15.	Adjustments; Dissolution or Liquidation; Merger or Change in Control.

(a)Adjustments.  In the event that any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company, or other change in the corporate structure of the Company affecting the Shares occurs, the Administrator, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under the Plan, will adjust the number and class of Shares that may be delivered under the Plan and/or the number, class, and price of Shares covered by each outstanding Award, and the numerical Share limits in Section 3 of the Plan.

(b)Dissolution or Liquidation.  In the event of the proposed dissolution or liquidation of the Company, the Administrator will notify each Participant as soon as practicable prior to the effective date of such proposed transaction.  To the extent it has not been previously exercised, an Award will terminate immediately prior to the consummation of such proposed action.

(c)Change in Control.  In the event of a merger or Change in Control, each outstanding Award will be treated as the Administrator determines at the relevant time or as set out in the Award Agreement, including, without limitation, that each Award may be assumed or an equivalent option or right substituted by the successor corporation or a Parent or Subsidiary of the successor corporation. The Administrator will not be required to treat all Awards similarly in the transaction.

In the event that the successor corporation does not assume or substitute for the Award or does not replace the Award with a comparable cash incentive program of the successor corporation (or a Parent or Subsidiary of the successor corporation) based on the value of the Award at the time of the consummation of the transaction (“Replacement Incentive Program”) in connection with a merger or Change in Control, the Participant will fully vest in and have the right to exercise all of his or her outstanding Options and Stock Appreciation Rights, including Shares as to which such Awards would not otherwise be vested or exercisable, all restrictions on Restricted Stock and Restricted Stock Units will lapse, and, with respect to Awards with performance-based vesting, all performance goals or other vesting criteria will be deemed achieved at one hundred percent (100%) of target levels and all other terms and conditions met.  In addition, if an Option or Stock Appreciation Right is not assumed, substituted or replaced by a Replacement Incentive Program in the event of a merger or Change in Control, the Administrator will notify the Participant in writing or electronically that the Option or Stock Appreciation Right will be exercisable for a period of time determined by the Administrator in its sole discretion, and the Option or Stock Appreciation Right will terminate upon the expiration of such period.

If the Participant’s employment is terminated without Cause or as a result of a Constructive Termination in connection with, or at any time within twelve (12) months after, the consummation of a Change in Control, the Participant will fully vest in and have the right to exercise all of his or her outstanding Options and Stock Appreciation Rights, including Shares as to which such Awards would not otherwise be vested or exercisable, all restrictions on Restricted Stock and Restricted Stock Units will lapse, and, with respect to Awards with performance-based vesting, all performance goals or other vesting criteria will be deemed achieved at one hundred percent (100%) of target levels and all other terms and conditions met.

For the purposes of this subsection 15(c), an Award will be considered assumed or substituted if, following Change in Control, it: (A) provides the Participant with rights and entitlements substantially equivalent to or better than the rights, terms and conditions applicable to the Award to be assumed or substituted, including, but not limited to, identical or better vesting or exercise schedules; (B) have substantially equivalent value to such Award (determined by the Administrator at the time of the Change in Control); and (C) be based on stock that is traded on an established U.S. securities market or an established securities market outside the U.S. upon which the Participants could readily trade the stock without administrative burdens or complexities. Notwithstanding anything in this Section 15(c) to the contrary, an Award that vests, is earned or paid-out upon the satisfaction of one or more performance goals will not be considered assumed if the Company or its successor modifies any of such performance goals without the Participant’s consent; provided, however, a modification to such performance goals only to reflect the successor corporation’s post- Change in Control corporate structure will not be deemed to invalidate an otherwise valid Award assumption.

(d)Outside Director Awards.  With respect to Awards granted to an Outside Director that are assumed or substituted for, if on the date of or following such assumption or substitution the Participant’s status as a Director or a director of the successor corporation, as applicable, is terminated other than upon a voluntary resignation by the Participant (unless such resignation is at the request of the acquirer), then the Participant will fully vest in and have the right to exercise Options and/or Stock Appreciation Rights as to all of the Shares underlying such Award, including those Shares which would not otherwise be vested or exercisable, all restrictions on Restricted Stock and Restricted Stock Units will lapse, and, with respect to Performance Units and Performance Shares, all performance goals or other vesting criteria will be deemed achieved at one hundred percent (100%) of target levels and all other terms and conditions met.

16.	Tax Withholding.

(a)Withholding Requirements.  Prior to the delivery of any Shares or cash pursuant to an Award (or exercise thereof), the Company will have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy federal, state, local, foreign or other taxes (including the Participant’s FICA obligation) required to be withheld with respect to such Award (or exercise thereof).

(b)Withholding Arrangements.  The Administrator, in its sole discretion and pursuant to such procedures as it may specify from time to time, may permit a Participant to satisfy such tax withholding obligation, in whole or in part by (without limitation): (a) paying cash; (b) electing to have the Company withhold otherwise deliverable cash or Shares having a Fair Market Value equal to the minimum statutory amount required to be withheld; or (c) delivering to the Company already-owned Shares having a Fair Market Value equal to the minimum statutory amount required to be withheld.  The Fair Market Value of the Shares to be withheld or delivered will be determined as of the date that the taxes are required to be withheld.

17.	Compliance with Section 409A.

(a)It is intended that the provisions of the Plan comply with Section 409A of the Code (“Section 409A”), and all provisions of the Plan shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A. Notwithstanding any provision of the Plan to the contrary, the Company reserves the right to make amendments to any Award as the Company deems necessary or desirable to avoid the imposition of taxes or penalties under Section 409A.

(b)If an Award is subject to Section 409A and payment is due upon a termination of employment or service, payment shall be made upon a separation from service within the meaning of Section 409A.

(c)No payment shall be accelerated upon a transaction under Section 15 to the extent such acceleration would result in adverse tax consequences under Section 409A.

(d)If, at the time of a Participant’s separation from service (within the meaning of Section 409A of the Code), (A) such Participant is a specified employee (within the meaning of Section 409A of the Code) and (B) an amount payable pursuant to an Award is subject to Section 409A, the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A, then the Company shall not pay such amount on the otherwise scheduled payment date but shall instead pay it, without interest, on the first day of the seventh month following such separation from service.

(e)Nothing in the Plan or in an Award Agreement shall be interpreted or construed to transfer any liability for any tax (including a tax or penalty due as a result of a failure to comply with Section 409A) to the Company, any Subsidiary or Parent, or to any other individual or entity, and the Company shall have no liability to a Participant, or any other party, if an Award that is intended to be exempt from, or compliant with, Section 409A is not so exempt or compliant.

18.	No Effect on Employment or Service.

Neither the Plan nor any Award will confer upon a Participant any right with respect to continuing the Participant’s relationship as a Service Provider with the Company, nor will they interfere in any way with the Participant’s right or the Company’s right to terminate such relationship at any time, with or without cause, to the extent permitted by Applicable Laws.

19.	Date of Grant.

The date of grant of an Award will be, for all purposes, the date on which the Administrator makes the determination granting such Award, or such other later date as is determined by the Administrator.  Notice of the determination will be provided to each Participant within a reasonable time after the date of such grant.

20.	Term of Plan.

Subject to Section 25 of the Plan, the Plan will become effective upon its adoption by the Board.  It will continue in effect for a term of ten (10) years from the date adopted by the Board, unless terminated earlier under Section 21 of the Plan.

21.	Amendment and Termination of the Plan.

(a)Amendment and Termination. The Board may at any time amend, alter, suspend or terminate the Plan.

(b)Shareholder Approval.  The Company will obtain shareholder approval of any Plan amendment to the extent necessary and desirable to comply with Applicable Laws.

(c)Effect of Amendment or Termination.  No amendment, alteration, suspension or termination of the Plan will impair the rights of any Participant, unless mutually agreed otherwise between the Participant and the Administrator, which agreement must be in writing and signed by the Participant and the Company.  Termination of the Plan will not affect the Administrator’s ability to exercise the powers granted to it hereunder with respect to Awards granted under the Plan prior to the date of such termination.

22.	Conditions Upon Issuance of Shares.

(a)Legal Compliance.  Shares will not be issued pursuant to the exercise of an Award unless the exercise of such Award and the issuance and delivery of such Shares will comply with Applicable Laws and will be further subject to the approval of counsel for the Company with respect to such compliance.

(b)Investment Representations.  As a condition to the exercise of an Award, the Company may require the person exercising such Award to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required.

23.	Funding of Plan.

The Plan is intended to be an unfunded plan. The Company shall not be required to establish or fund any special or separate account or to make any other segregation of assets to assure the payment of any Award under the Plan. Participant are and shall at all times be general creditors of the Company with respect to their Awards. If the Administrator or the Company chooses to set aside fund in a trust or otherwise for the payment of Awards under the Plan, such funds shall at all times be subject to the claims of the creditors of the Company in the event of its bankruptcy or insolvency.

24.	Inability to Obtain Authority.

The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, will relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority will not have been obtained.

25.	Shareholder Approval.

The Plan will be subject to approval by the shareholders of the Company within twelve (12) months after the date the Plan is adopted by the Board.  Such shareholder approval will be obtained in the manner and to the degree required under Applicable Laws.

26.	Severability.

If any provision of the Plan or any Award is, becomes, or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any Participant, such provision shall be construed or deemed amended to conform with applicable law, or if the provision cannot be so construed or deemed amended without, in the sole discretion of the Administrator, materially altering the intent of the Plan or the Award, such provision shall be severed as to the jurisdiction or Participant and the remainder of the Plan and any such Award shall remain in full force and effect.

27.	Governing Law.

The validity and construction of the Plan and any Award Agreements thereunder shall be governed by the laws of the State of Washington, excluding any conflicts or choice of law rules or principles that might otherwise refer construction or interpretation of any provision of the Plan or an Award Agreement to the substantive law of another jurisdiction.

.     IMPORTANT ANNUAL MEETING INFORMATION   Electronic Voting Instructions  Available 24 hours a day, 7 days a week!   Instead of mailing your proxy, you may choose one of the voting  methods outlined below to vote your proxy.   VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.   Proxies submitted by the Internet or telephone must be received by  11:59 p.m., Eastern Time, on June 15, 2017.  Vote by Internet  • Go to www.envisionreports.com/OMER  • Or scan the QR code with your smartphone  • Follow the steps outlined on the secure website  Vote by telephone   • Call toll free 1-800-652-VOTE (8683) within the USA, US territories &  Canada on a touch tone telephone  • Follow the instructions provided by the recorded message Using a black ink pen, mark your votes with an X as shown in  this example. Please do not write outside the designated areas.   X    Annual Meeting Proxy Card     •  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. •  A Proposals — The Board of Directors recommends a vote FOR all the nominees listed, FOR Proposals 2, 4 and 5, and for 3 YEARS   1. Election of Directors:  Mark here to WITHHOLD  vote from all nMark here to vote  FOR all nominees  01 - Thomas J. Cable  with respect to Proposal 3.  ominees  02 - Peter AFor All EXCEPT - To withhold authority to vote for any  nominee(s), write the name(s) of such nominee(s) below.  . Demopulos, M.D. +  _____________________________________________  For Against Abstain 1 Year 2 Years 3 Years Abstain   2. Approval of advisory resolution on executive compensation.  3. Advisory vote on frequency of future advisory votes  on executive compensation.  For Against Abstain   4. Approval of the Omeros Corporation 2017 Omnibus  5. Ratification of Ernst & Young LLP as independent registered  Incentive Compensation Plan.   public accounting firm for 2017.   6. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.  B  Non-Voting Items  Change of Address — Please print new address below. Comments — Please print your comments below.  Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below  NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.  Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box.    1UPX  +    02L10A

.    Attention Internet Users!  You can now access your shareholder information on the following secure Internet site: www.computershare.com/investor    Step 1: Register (1st time users only) Step 3: View your account details and perform multiple transactions, such as:   • View account balances • Change your address  • View transaction history • View electronic shareholder communications  Step 2: Log in (Returning users) • View payment history • Buy or sell shares  Enter your User ID and Password and click the Login button. • View stock quotes • Check replacements  If you are not an Internet user and wish to contact Omeros Corporation you may use one of the following methods: Call: 866-282-4938 Write: Omeros Corporation, c/o Computershare, P.O. Box 43101, Providence, RI 02940    Important notice regarding the Internet availability of proxy materials for the 2017 Annual Meeting of Shareholders. The Proxy Statement and the  2016 Annual Report to Shareholders are available at: www.envisionreports.com/OMER   •  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. •     Proxy — OMEROS CORPORATION    PROXY FOR 2017 ANNUAL MEETING OF SHAREHOLDERS – JUNE 16, 2017   OMEROS CORPORATION  THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS    The undersigned shareholder of Omeros Corporation hereby appoints Gregory A. Demopulos, M.D. and Marcia S. Kelbon, and each of them, with power  to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on  the other side, all the shares of Omeros Corporation Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such  other business as may properly come before the 2017 Annual Meeting of Shareholders of Omeros to be held at the World Trade Center Seattle, 2200  Alaskan Way, Suite 410, Seattle, Washington 98121 on June 16, 2017, at 10:00 a.m. local time, or at any adjournment or postponement thereof, with all  powers that the undersigned would possess if present at the Annual Meeting. The undersigned hereby acknowledges receipt of the Company’s Proxy  Statement in connection with the Annual Meeting and hereby revokes any proxy or proxies previously given.   THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER AND IN  ACCORDANCE WITH THE DISCRETION OF THE PROXIES AS TO ANY OTHER MATTERS THAT ARE PROPERLY PRESENTED. UNLESS DIRECTION  IS GIVEN, THIS PROXY WILL BE VOTED AS FOLLOWS: “FOR” ALL NOMINEES LISTED IN PROPOSAL 1, “FOR” PROPOSALS 2, 4 AND 5, FOR “3  YEARS” WITH RESPECT TO PROPOSAL 3 AND IN THE DISCRETION OF THE PROXIES ON SUCH OTHER MATTERS AS MAY PROPERLY COME  BEFORE THE MEETING, INCLUDING, AMONG OTHER THINGS, CONSIDERATION OF ANY MOTION MADE FOR ADJOURNMENT OF THE MEETING.   (Continued and to be marked, dated and signed, on the other side)